EXHIBIT 10.56

EXECUTION COPY

LOAN AND SECURITY AGREEMENT

Dated as of July 8, 2003

Among

THE FINANCIAL INSTITUTIONS NAMED HEREIN
as the Lenders

and

AMSOUTH BANK
as the Agent

and

AMSOUTH CAPITAL CORP.
as the Administrative Agent

and

NEW WORLD RESTAURANT GROUP, INC.
MANHATTAN BAGEL COMPANY, INC.
CHESAPEAKE BAGEL FRANCHISE CORP.
WILLOUGHBY’S INCORPORATED
EINSTEIN AND NOAH CORP.
EINSTEIN/NOAH BAGEL PARTNERS, INC.
I. & J. BAGEL, INC.
as the Borrowers

and

THE GUARANTORS NAMED HEREIN
as the Guarantors

i

v

EXHIBITS

EXHIBIT A	-	FORM OF NOTICE OF BORROWING
EXHIBIT B	-	FINANCIAL STATEMENTS
EXHIBIT C	-	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT D	-	FORM OF FINANCIAL COVENANT CALCULATION WORKSHEET
EXHIBIT E	-	FORM OF ADDENDUM

SCHEDULES

Schedule 6.3	-	Location of Collateral
Schedule 6.4	-	Jurisdiction of Organization
Schedule 8.3	-	Qualification in Foreign Jurisdictions
Schedule 8.4	-	Corporate Names; Prior Transactions
Schedule 8.5	-	Subsidiaries and Affiliates
Schedule 8.7	-	Capitalization
Schedule 8.9	-	Debt
Schedule 8.10	-	Title to Property
Schedule 8.11	-	Real Estate; Existing Leases
Schedule 8.12	-	Proprietary Rights
Schedule 8.13	-	Trade Names
Schedule 8.27	-	Material Agreements
Schedule 8.28	-	Bank Accounts
Schedule 9.9	-	Restricted Investments
Schedule 9.12	-	Debt
Schedule 9.18	-	Liens
Schedule 9.31	-	Trademark Filings

LOAN AND SECURITY AGREEMENT

Loan and Security Agreement, dated as of July 8, 2003, among the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), AmSouth Bank (“ASB”), with an office at 1900 5th Avenue North, Birmingham, Alabama 35203, as agent (ASB in such capacity, together with any successor in such capacity, the “Agent”), AmSouth Capital Corp., as administrative agent (in such capacity, together with any successor in such capacity, the “Administrative Agent”), New World Restaurant Group, Inc., a Delaware corporation (“New World”), Manhattan Bagel Company, Inc., a New Jersey corporation (“Manhattan Bagel”), Chesapeake Bagel Franchise Corp., a New Jersey corporation (“Chesapeake Bagel”), Willoughby’s Incorporated, a Connecticut corporation (“Willoughby’s”), Einstein and Noah Corp., a Delaware corporation (“Einstein”), Einstein/Noah Bagel Partners, Inc., a California corporation (“Einstein/Noah”) and I. & J. Bagel, Inc., a California corporation (“I&J”; New World, Manhattan Bagel, Chesapeake Bagel, Willoughby’s, Einstein, Einstein/Noah and I&J, each a “Borrower,” and, collectively, the “Borrowers”), and the Guarantors named herein and signatories hereto.

W I T N E S S E T H

WHEREAS, the Borrowers have requested the Lenders to make available a revolving line of credit for loans and letters of credit in an amount not to exceed $15,000,000, which revolving line of credit will also be available for working capital needs and general corporate purposes of the Borrowers; and

WHEREAS, the Lenders have agreed to make available to the Borrowers a revolving credit facility upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Agent, the Administrative Agent and the Borrowers hereby agree as follows:

ARTICLE I

INTERPRETATION OF THIS AGREEMENT

Section 1.1.                                   Definitions. As used herein:

“Account Debtor” means each Person obligated in any way on or in connection with an Account.

“Accounts” means all of each Loan Party’s now owned or hereafter acquired or arising accounts, as defined in the UCC, and any other rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Activation Event” means, at any time, in respect of any Subsidiary that is a Non-Restricted Subsidiary at such time, the commencement of business operations or obtaining of assets with a value in excess of $100,000 by such Subsidiary.

“Addendum” has the meaning specified in Section 9.20(a).

“Adjusted EBITDA” means, with respect to any Test Period, EBITDA of New World and its Subsidiaries for such Test Period, except that the exclusion of the amounts attributable to clauses (h), (i) and (k) of the definition of EBITDA shall not exceed (x) $7 million on a 12 month trailing basis through the end of the Fiscal Year ending December 31, 2003, (y) $4 million on a 12 month trailing basis for the first fiscal quarter of the Fiscal Year ending December 31, 2004, and (z) $2 million on a 12 month trailing basis for the second fiscal quarter of the Fiscal Year ending December 31, 2004 and each fiscal quarter thereafter.

“Administrative Agent” has the meaning set forth in the introductory paragraph hereof.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interest of such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” has the meaning set forth in the introductory paragraph hereof.

“Agent Advances” has the meaning specified in Section 2.2(i).

“Agent-Related Persons” means the Agent and any successor agent, together with their respective Affiliates (including, without limitation, AmSouth Capital Corp. individually and in its capacity as Administrative Agent), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agent’s Liens” means the Liens granted to the Agent, for the benefit of the Agent and the Lenders, pursuant to this Agreement and the other Loan Documents.

“Agreement” means this Loan and Security Agreement.

“Anniversary Date” means each anniversary of the Closing Date.

“Applicable Letter of Credit Rate” means (a) prior to the first Margin Adjustment Period beginning after the Closing Date, 2.50% and (b) during each Margin Adjustment Period beginning after the Closing Date, the percentage per annum set forth below opposite the respective Level indicated to have been achieved on the applicable Test Date for such Margin Adjustment Period (as shown on the respective officer’s certificate delivered pursuant to

Section 7.2(e), in accordance with the Fixed Charge Coverage Ratio for the applicable Margin Adjustment Test Period):

Level	Fixed Charge Coverage Ratio	Applicable Letter of Credit Rate

I	Less than 1.00:1	4.50%

II	Greater than or equal to	2.50%
	1.00:1 but less than 1.20:1

III	Greater than or equal to	2.00%
	1.20:1

“Applicable Margin” means (a) prior to the first Margin Adjustment Period beginning after the Closing Date, 1.00% and (b) during each Margin Adjustment Period beginning after the Closing Date, the percentage per annum set forth below opposite the respective Level indicated to have been achieved on the applicable Test Date for such Margin Adjustment Period (as shown on the respective officer’s certificate delivered pursuant to Section 7.2(e), in accordance with the Fixed Charge Coverage Ratio for the applicable Margin Adjustment Test Period ):

Level	Fixed Charge Coverage Ratio	Applicable Margin

I	Less than 1.00:1	2.50%

II	Greater than or equal to	1.00%
	1.00:1 but less than 1.20:1

III	Greater than or equal to	.50%
	1.20:1

“ASB” has the meaning set forth in the introductory paragraph hereof.

“ASB Loan” and “ASB Loans” have the meanings specified in Section 2.2(h).

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business, and sales or other dispositions of Equipment), assignment or other transfer for value by any Loan Party (including any sale and leaseback transaction) to any Person other than a Loan Party or a Subsidiary of a Loan Party of (a) any Capital Stock of any Subsidiary of New World that is not a Loan Party or (b) any other property or assets of any Loan Party other than in the ordinary course of business.

“Assignee” has the meaning specified in Section 13.3(a).

“Assignment and Acceptance” has the meaning specified in Section 13.3(a).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel engaged by the Agent, the allocated cost of internal legal services of the Agent and all expenses and disbursements of internal counsel of the Agent.

“Availability” means, with respect to the Borrowers, at any time, (a) the Maximum Revolver Amount at such time minus (b) the Total Exposure at such time.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by AmSouth Bank, as its “prime rate” (the “prime rate” being a rate set by AmSouth Bank based upon various factors including AmSouth Bank’s costs and desired return, general economic conditions and other AmSouth Bank factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate).  Any change in the reference rate announced by AmSouth Bank shall take effect at the opening of business on the day specified in the public announcement of such change.  Each Interest Rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.

“Borrower” and “Borrowers” have the meanings set forth in the introductory paragraph hereof.

“Borrowing” means a borrowing hereunder consisting of Revolving Loans made on the same day by the Lenders to a Borrower (or by ASB in the case of a Borrowing funded by ASB Loans) or by the Agent in the case of a Borrowing consisting of an Agent Advance or the issuance of a Letter of Credit hereunder.

“Business Day” means any day that is not a Saturday, Sunday, or a day on which banks in Birmingham, Alabama or New York, New York, are required or permitted to be closed.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or offset items or in connection with a Capital Lease, in each case in accordance with GAAP, net of the net proceeds from franchising of company-operated stores during the applicable period.

“Capital Lease” means any lease of property by any Person which, in accordance with GAAP, is or should be reflected as a capital lease on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents of corporate stock and any and all warrants, options and rights with respect thereto, including, without limitation, each class of common stock and preferred stock, partnership interests and other indicia of ownership of such Person.

“Change of Control” means any transaction or event occurring on or after the date hereof as a direct or indirect result of which (a) any Person or any group (other than the Permitted Holders) shall (A) beneficially own (directly or indirectly) in the aggregate capital stock of New World having more than 50% of the aggregate voting power of all capital stock of New World at the time outstanding or (B) have the right or power to appoint a majority of the board of directors of New World; (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of New World (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of New World was approved by a vote of a majority of the directors of New World then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the board of directors of New World then in office; (c) any event or circumstance constituting a “change of control” under any documentation evidencing or governing any Debt of any Loan Party in a principal amount in excess of $10,000,000 shall occur which results in an obligation of any Loan Party to prepay (by acceleration or otherwise), purchase, offer to purchase redeem or defease all or a portion of such Debt; or (d) New World shall cease to own, directly or indirectly, 100% of the Equity Interests of any of the other Borrowers or the Guarantors.

The terms “beneficially own,” “beneficial owner” and “Group” shall have the meanings ascribed to such terms in Sections 13(d) and 14(d) of the Exchange Act, provided, however, that, for the purposes of this definition of “Change of Control” only any Person or Group other than the Permitted Holders shall be deemed to be the current beneficial owner of any shares of Voting Stock of New World, or any interests or participations in, or measured by the profits of, New World, that are issuable upon the exercise of any option, warrant or similar right, or upon the conversion of any convertible security, in either case owned by such Person or Group without regard to whether such option, warrant or convertible security is currently exercisable or convertible or will become convertible or exercisable within 60 days if the exercise or conversion price thereof at the time of grant was lower than the fair market value of the underlying security at the time of grant.

“Chattel Paper” means all of each Loan Party’s now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.

“Chesapeake Bagel” has the meaning set forth in the introductory paragraph hereof.

“Closing Date” means the date of this Agreement.

“Coca-Cola Equipment” has the meaning specified in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and regulations promulgated thereunder.

“Collateral” has the meaning specified in Section 6.1.

“Committed Capital Expenditures” means those anticipated Capital Expenditures relating to new store openings for which any Borrower has entered into a written commitment.

“Concentration Account” means the account of New World (account number 4120901491) at Wells Fargo Bank, N.A., which account is subject to the “control” (as defined in the UCC) of the Agent pursuant to documentation in form and substance satisfactory to the Agent.

“Contaminant” means any material regulated or controlled under Environmental Laws as a pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition or polychlorinated biphenyls (“PCBs”).

“Credit Support” has the meaning specified in Section 2.4(a).

“Debt” means all liabilities, obligations and indebtedness of any Borrower or any of its Subsidiaries to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, and including, without in any way limiting the generality of the foregoing:  (i) the liabilities and obligations of the Borrowers or any of their Subsidiaries to trade creditors; (ii) all Obligations; (iii) all obligations and liabilities of any Person secured by any Lien on property of the Borrowers or any of their Subsidiaries, even though the Borrowers or such Subsidiary, as the case may be, shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the lesser of (a) the amount of such obligations or liabilities secured by such Lien or (b) the book value of such property as would be shown on a balance sheet of the Borrowers or such Subsidiary, as the case may be, prepared in accordance with GAAP; (iv) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by the Borrowers or any of their Subsidiaries, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the lesser of (a) the amount of such obligations or liabilities or (b) the book value of such property as would be shown on a balance sheet of the Borrowers or such Subsidiary, as the case may be, prepared in accordance with GAAP; (v) all accrued pension fund and other employee benefit plan obligations and liabilities; (vi) all obligations and liabilities under Guaranties; (vii) deferred taxes and (viii) all Senior Secured Debt, provided that “Debt” shall not include obligations as a lessee under any lease treated as an operating lease under GAAP.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of the Interest Rate, calculated as if such Loan was at Level I as set forth in the Applicable Margin table plus two percent (2.0%).  In addition, with respect to Letters of Credit, the Default Rate shall mean an amount equal to the sum of the Applicable Letter of Credit Rate calculated at Level I as set forth in the Applicable Letter of Credit Rate table plus two percent (2.0%).

“Defaulting Lender” has the meaning specified in Section 2.2(g)(ii).

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date (as defined in the Senior Secured Debt Documents).

“Distribution” means, in respect of any Person:  (a) the payment or making of any dividend or other distribution of property in respect of Equity Interests (or any options or warrants for such Equity Interests) of such Person, other than distributions in Equity Interests (or any options or warrants for such Equity Interests) that are not Disqualified Capital Stock; or (b) the redemption or other acquisition of any Equity Interests (or any options or warrants for such Equity Interests) of such Person.

“Documentary Letter of Credit” means a Letter of Credit covering the importation of goods constituting Inventory.

“Documents” means all documents as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by any Loan Party.

“DOL” means the United States Department of Labor or any successor department or agency.

“Dollar” and “$” mean dollars in the lawful currency of the United States.

“EBITDA” means, with respect to any fiscal period of New World and its

Subsidiaries, the net income of New World and its consolidated Subsidiaries after provision for income taxes for such fiscal period, as determined in accordance with GAAP on a consolidated basis and reported on the Financial Statements for such period, excluding the effect of any and all of the following included in the calculation of such net income: (a) gain arising from the sale or other disposal of any capital assets; (b) gain arising from any write-up in the book value of any asset; (c) earnings or losses of any corporation or other Person, substantially all the assets of which have been acquired by New World or any of its consolidated Subsidiaries in any manner, to the extent realized by such other corporation or Person prior to the date of acquisition; (d) earnings or losses of any business entity (other than New World’s consolidated Subsidiaries) in which New World or any of its consolidated Subsidiaries has an ownership interest to the extent such earnings or losses are not actually received or paid for by New World or any of its consolidated Subsidiaries in the form of cash; (e) earnings or losses of any Person to which assets of New World or any of its consolidated Subsidiaries shall have been sold, transferred or disposed of, or into which New World or any of its consolidated Subsidiaries shall have been merged, or which has been a party with New World or any of its consolidated Subsidiaries to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain or loss arising from the acquisition of debt or equity securities of New World or any of its consolidated Subsidiaries or from cancellation or forgiveness of Debt; (g) gain and non-cash losses arising from extraordinary items, as determined in accordance with GAAP; (h) legal, accounting, financing, consulting, advisory and other out-of-pocket fees and expenses incurred in connection with debt financings, equity financing, acquisitions and/or divestitures (including, without limitation, the offering of notes under the Indenture and the Equity Restructuring), whether or not such transactions are consummated; (i) fees and expenses related to store closures; (j) legal fees related to pending SEC and DOJ investigations and other litigation pending as of the Closing Date and litigation related to the subject matter thereof or related thereto commenced after the Closing Date; (k) expenses relating to the cumulative change in the fair value of derivatives, extinguishments of debt or equity (including, without limitation, in connection with current recapitalization efforts of the Borrowers), impairments, other income/expense, and reorganization costs, expenses or provisions; (l) any other non-recurring expenses; and (m) the sum of the provisions for income tax, interest expense, depreciation and amortization expense, in each case, to the extent deducted in determining net income for such period. Net income for any period will be determined by expensing (and not capitalizing) all costs associated with the opening of new retail locations other than Capital Expenditures consisting of fixtures, furniture, leasehold and improvements and equipment; and (n) any other non-cash charge or expense to the extent such charge or expense does not relate to a future cash payment obligation, including, without limitation, non-cash compensation expense.

“Einstein” has the meaning set forth in the introductory paragraph hereof.

“Einstein/Noah” has the meaning set forth in the introductory paragraph hereof.

“Eligible Assignee” means (a) a commercial bank, commercial finance company or other asset based lender, having total assets in excess of $100,000,000, which is acceptable to the Agent and, unless a Default or an Event of Default has occurred and is continuing, consented to by New World (which consent shall not be unreasonably withheld); (b) any Lender; (c) any

Affiliate of any Lender; and (d) if a Default or an Event of Default has occurred and is continuing, any Person acceptable to the Agent.

“Environmental Laws” means all federal, state or local laws, statutes, common law requirements or duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses and permits of, and written agreements with, any Governmental Authority, in each case relating to environmental, health and safety matters.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under any Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Equipment” means all of each Loan Party’s now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, motor vehicles with respect to which a certificate of title has been issued to the relevant Loan Party, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by any Loan Party and all of each Loan Party’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“Equity Interest” means, collectively, all of the issued and outstanding shares, interests or other equivalents of capital stock of any corporation at any time now or hereafter owned by any Loan Party (including, without limitation, any corporation that is or hereafter becomes a Subsidiary of such Loan Party), whether voting or non-voting and whether common or preferred, all partnership, joint venture, limited liability company or other equity interests in any person not a corporation at any time now or hereafter owned by any Loan Party (including, without limitation, any such Person that is or hereafter becomes a Subsidiary of such Loan Party), all options, warrants and other rights to acquire, and all securities convertible into, any of the foregoing, all rights to receive interest, income, dividends, distributions, returns of capital and other amounts (whether in cash, securities, property, or a combination thereof), and all additional stock, warrants, options, securities, interests and other property, from time to time paid or payable or distributed or distributable in respect of any of the foregoing, including, without limitation, all rights of such Loan Party to receive amounts due and to become due under or in respect of any Investment Agreement or upon the termination thereof, all rights of access to the books and records of any such Person, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing, of whatever kind or character (including any tangible or intangible property or interests therein), and whether provided by contract or granted or available under applicable law in connection therewith, including, without limitation, such Loan Party’s right to vote and to manage and administer the business of any such Person pursuant to any applicable Investment Agreement, together with all certificates, instruments and entries upon the books of financial intermediaries at any time evidencing any of the foregoing, in each case whether now owned or existing or hereafter acquired or arising.

“Equity Restructuring” means the equity restructuring contemplated by the Equity Restructuring Agreement.

“Equity Restructuring Agreement” means the Equity Restructuring Agreement dated June 26, 2003, among New World, Halpern Denny III, L.P. and Greenlight Capital, L.P., Greenlight Capital Qualified, L.P., Greenlight Capital Offshore, Ltd., Brookwood New World Investors, L.L.C. and NWCI Holdings, LLC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with New World or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization under Section 4241 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan (other than in a “standard termination” within the meaning of Section 4041 of ERISA which would not result in a material liability to any Loan Party), the treatment of a Pension Plan amendment as a termination (other than such a “standard termination”) under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 11.1.

“Exchange Act” means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

“Excluded Agreements” has the meaning specified in Section 6.1(a).

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal

Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” has the meaning specified in Section 3.4.

“Financial Statements” means, according to the context in which it is used, the financial statements referred to in Section 7.2 or Section 8.6.

“Fiscal Year” means, with respect to the Borrowers and their Subsidiaries, each fiscal year ending on December 31 of each year.

“Fixed Assets” means Equipment and Real Estate of the Loan Parties.

“Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) EBITDA for such Test Period over (b) the sum of (i) cash interest expense of the Borrowers and their Subsidiaries for such Test Period, (ii) taxes (other than sales taxes) of the Borrowers and their Subsidiaries paid or required to be paid in cash during such Test Period, (iii) Capital Expenditures of the Borrowers and their Subsidiaries paid in cash during such Test Period, and (iv) scheduled principal payments of Debt of the Borrowers and their Subsidiaries due during such Test Period.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), consistently applied.

“General Intangibles” means all of each Loan Party’s now owned or hereafter acquired general intangibles, chooses in action and causes of action and all other intangible personal property of each Loan Party of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blue-prints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to any Loan Party in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to a Loan Party from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, extra expense insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which a Loan Party is beneficiary, and any letter of credit, guarantee, claim, security interest or other security held by or granted to a Loan Party.

“Government Contract” means any contract entered into between a Loan Party and the government of the United States of America, or any department, agency, public corporation or other instrumentality thereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” means, collectively, New World and each Subsidiary of any of the Loan Parties, including, without limitation, each Subsidiary that, after the date hereof, executes an Addendum, in each case other than any Non-Restricted Subsidiary.

“Guaranty” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including, without limitation, any such obligations incurred through an agreement, contingent or otherwise:  (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

“I&J” has the meaning set forth in the introductory paragraph hereof.

“Inactive Subsidiary” means each of Manhattan Bagel Construction Corp., Bay Area Bagel, Inc., CR Bagel Leases, Inc., DAB Industries, Inc., MBC Tonowanda, LLC, MBC North Buffalo, LLC, MBC Northtown, LLC, MBC Cheekotowaga, LLC, MBC Elmwood, LLC, MBC Main Place, LLC, MBC Maple, LLC, MBC Orchard Park, LLC, MBC Amherst, LLC, MBC Snyder, LLC, MBC Transit, LLC, MBC Genesee, LLC, Paragon Bakeries, Inc. and MBC East Aurora, LLC, in each case with respect to which an Activation Event shall not have occurred and, to the extent that an Activation Event shall have occurred with respect to any of the foregoing, such Subsidiary shall cease to be an Inactive Subsidiary for the purposes of this Agreement and such Subsidiary shall comply with the provisions of Section 9.20.

“Indemnified Liabilities” has the meaning specified in Section 15.11.

“Indenture” means the Indenture, dated as of the Closing Date, among the Borrowers and The Bank of New York, as trustee, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“Instruments” means all instruments, as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party.

“Intercompany Accounts” means all assets and liabilities, however arising, which are due to any of the Loan Parties from, which are due from any of the Loan Parties to, or which otherwise arise from any transaction by any Loan Party with, any Affiliate.

“Intercreditor Agreement” means the Intercreditor Agreement, dated the Closing Date, among ASB, as lender, The Bank of New York, as Trustee and Subordinated Creditor, the Agent, as Lender Collateral Agent, The Bank of New York, as Subordinated Creditor Collateral Agent and the Borrowers, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 3.1.

“Inventory” means all of each Loan Party’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, other materials and supplies of any kind, nature or description which are or might be consumed in any Loan Party’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise and such other personal property, and all documents of title or other documents representing them.

“Investment Agreement” means any articles or certificate of incorporation, partnership agreement, joint venture agreement, limited liability company operating agreement, stockholders agreement or other agreement creating, governing or evidencing any Equity Interests and to which any Loan Party is now or hereafter becomes a party, as any such agreement may be amended, modified, supplemented, restated or replaced from time to time.

“Investment Property” means all of each Loan Party’s right, title and interest in and to any and all:  (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

“Latest Projections” means the projections most recently received by the Agent pursuant to Section 7.2(f).

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereof and shall include the Agent to the extent of any Agent Advance outstanding and ASB to the extent of any ASB Loan outstanding; provided that no such Agent Advance or ASB Loan shall be taken into account in determining any Lender’s Pro Rata Share.

“Letter of Credit” means a letter of credit issued or caused to be issued for the account of a Borrower pursuant to Section 2.4.

“Letter of Credit Exposure” means, with respect to the Borrowers, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit, in each case, as of such time.

“Letter of Credit Fee” has the meaning specified in Section 3.6.

“Lien” means:  (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including, without limitation, a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; and (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting property.

“Loan Account” means, with respect to a Borrower, the loan account of such Borrower, which account shall be maintained by the Agent.

“Loan Documents” means this Agreement, the Fee Letter, the Pledge Agreement, the Patent and Trademark Agreement, and any other agreements, instruments and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral or any other aspect of the transactions contemplated by this Agreement (including, without limitation, any Mortgage at any time entered into by any of the Borrowers or any of their Subsidiaries).

“Loan Party” means each of the following:  each Guarantor, each Borrower and each of their respective Subsidiaries other than a Non-Restricted Subsidiary.

“Loans” means, collectively, all loans and advances provided for in Article II.

“Major Premises” means the Real Property leased by New World located in Hamilton, New Jersey, Golden, Colorado (Cole Boulevard), Whittier, California and Los Angeles, California.

“Majority Lenders” means at any time (i) while the Revolving Commitments shall then be in effect, Lenders whose Revolving Commitments aggregate more than 51% of the sum of the Revolving Commitments of all Lenders and (ii) if no Revolving Commitments shall then be in effect, Lenders who hold more than 51% of the aggregate principal amount of the Loans then outstanding.

“Manhattan Bagel” has the meaning set forth in the introductory paragraph hereof.

“Margin Adjustment Period” means each period which shall commence the first day of the month beginning immediately after the earlier of the date of delivery and the date required for delivery pursuant to Section 7.2(a) of the financial statements for the Fiscal Year ending December 31, 2003 and each fiscal quarter and Fiscal Year thereafter and which Margin Adjustment Period shall end on the earlier of (i) the last day of the month of actual delivery of the next financial statements pursuant to Section 7.2(a) or Section 7.2(c) (as the case may be) and (ii) the last day of the month during which the next financial statements are required to be delivered pursuant to Section 7.2(a) or Section 7.2(c) (as the case may be).

“Margin Adjustment Test Period” means, with respect to each Margin Adjustment Period, the Fiscal Year or period of four consecutive fiscal quarters for which financial statements were last delivered or required to be delivered pursuant to Section 7.2(a) or Section 7.2(c), as the case may be, ending on the Test Date for such Margin Adjustment Period.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, a material impairment of, or a material adverse effect upon the operations, business, properties, performance or condition (financial or otherwise) of the Loan Parties (taken as a whole) or the Collateral; (b) a material impairment in the ability of the Loan Parties (taken as a whole) to perform in any material respect their obligations under the operative Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability (except as limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally) against any Loan Party of any operative Loan Document.

“Maximum Rate” has the meaning specified in Section 3.3.

“Maximum Revolver Amount” means $15,000,000 or such lesser amount as the sum of the Revolving Commitments of all Lenders shall have been reduced to in accordance with this Agreement.

“Mortgages” means all real property mortgages, leasehold mortgages, assignments of leases, mortgage deeds, deeds of trust, deeds to secure debt, security agreements, and other similar instruments at any time entered into which provide the Agent a Lien, for the benefit of the Agent and Lenders, on or other interest in any portion of the Premises or the Real Estate or which relate to any such Lien or interest.

“Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Loan Party or any ERISA Affiliate.

“New World” has the meaning set forth in the introductory paragraph hereof.

“Non-Restricted Subsidiary” means (i) New World EnbcDeb Corp. and each Inactive Subsidiary, and (ii) any Subsidiary that is designated by the board of directors of New World as a Non-Restricted Subsidiary pursuant to a resolution of such board, but only to the extent that such Subsidiary:  (a) has no Debt other than Debt both that is non-recourse to any Borrower or Guarantor, and with respect to which no Borrower or Guarantor provides any credit support; (b) is not party to any agreement, contract, arrangement or understanding with any Borrower or any Guarantor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Borrower or Guarantor than those that might be obtained at the time from Persons who are not Affiliates of any Borrower; (c) is a Person with respect to which neither any Borrower nor any Guarantor has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of any Borrower or any Guarantor.  Any such designation by the board of directors of New World shall be evidenced to the Agent by filing with the Agent a certified copy of such board resolution and an officers’ certificate certifying that such designation complied with the foregoing conditions and the other terms and conditions of this Agreement, such designation does not cause a Default or Event of Default, and no Activation Event with respect to such Subsidiary would be deemed to have occurred.  If, at any time, any Non-Restricted Subsidiary would fail to meet the foregoing requirements or an Activation Event shall occur with respect thereto, it shall thereafter cease to be a Non-Restricted Subsidiary for purposes of this Agreement and such Subsidiary shall comply with the provisions of Section 9.20.

“Notice of Borrowing” has the meaning specified in Section 2.2(b).

“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by any one or more of the Loan Parties to the Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, including, without limitation, the Letters of Credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, and any participation by the Agent and/or any Lender in a Loan Party’s debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to any of the Loan Parties hereunder or under any of the other Loan Documents (including, without limitation, all interest thereon, whether accruing prior or subsequent to the commencement of a bankruptcy or similar proceeding involving any Loan Party as a debtor and whether or not such interest is an allowed claim in any such proceeding).

“Operating Cash Flow Coverage Ratio” means, for any Test Period, the ratio of (a)(i) Adjusted EBITDA for such Test Period minus (ii) Capital Expenditures of the Borrowers and their Subsidiaries paid in cash during such Test Period over (b) the sum of (i) cash interest expense of the Borrowers and their Subsidiaries for such Test Period, (ii) taxes (other than sales taxes) of the Borrowers and their Subsidiaries paid or required to be paid in cash during such Test Period, (iii) scheduled principal payments of Debt of the Borrowers and their Subsidiaries due during such Test Period (other than Debt being repaid on the Closing Date), (iv) management fees paid by the Borrowers during such Test Period and (v) Distributions paid in cash during such Test Period.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” has the meaning specified in Section 13.3(e).

“Patent and Trademark Agreement” means the Security Agreement and Mortgage — Trademarks and Patents, dated the Closing Date, executed and delivered by each Loan Party to the Agent to evidence and perfect the Agent’s security interest (on behalf of the Agent and the Lenders) in each Loan Party’s present and future patents, trademarks, and related licenses and rights, together with all related assignments for security and special powers of attorney, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Payment Account” means each bank account established pursuant to this Agreement, to which the funds of any of the Borrowers (including, without limitation, proceeds of Accounts and other Collateral) are deposited or credited, and which is maintained in the name of the Agent or any Borrower, as the Agent may determine, on terms acceptable to the Agent.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Loan Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multi-employer Plan, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Distributions” means Distributions (or similar distribution or act, if not a corporation), to a Borrower by its Subsidiaries.

“Permitted Holders” means each of Halpern Denny & Co., NWCI Holdings, LLC, Brookwood New World Investors, LLC, Greenlight Capital, L.P., Greenlight Capital Qualified, L.P., Greenlight Capital Offshore, Ltd., Thomas Weisel Capital Partners LLC and Bruckmann, Rosser, Sherrill & Co. L.L.C., Triarc Companies, Inc. and their respective Affiliates.

“Permitted Liens” means:

(a)                                  Liens imposed by any Governmental Authority for taxes not delinquent or statutory Liens for taxes in an amount not to exceed $1,000,000 provided that the payment of such taxes which are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established on a Loan Party’s books and records and for which no enforcement order has been entered or enforcement action has been taken with respect to any such Lien;

(b)                                 the Agent’s Liens;

(c)                                  pledges or deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(d)                                 Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that if any such Lien arises from the nonpayment of such claims or demand when due, such claims and demands are being contested in good faith by the applicable Loan Party and such claims or demands do not exceed (i) for the period commencing on the Closing Date and ending on the first Anniversary Date, $500,000 in the aggregate, (ii) for the period commencing on the day after the first Anniversary Date and ending on the second Anniversary Date, $750,000 in the aggregate and (iii) for the period after the day after the second Anniversary Date, $1,000,000 in the aggregate;

(e)                                  reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate; provided that they do not in the aggregate materially detract from the value of such Real Estate or materially interfere with its use in the ordinary conduct of a Loan Party’s business;

(f)                                    judgment and other similar Liens arising in connection with judgments that would not result in an Event of Default pursuant to Section 11.1(k);

(g)                                 Purchase Money Liens;

(h)                                 any interest or title of a lessor under any Capital Lease permitted hereunder; provided, that (i) such Liens only serve to secure the payment arising under such Capital Lease and (ii) such Liens do not extend to any property or assets of any Loan Party which are not leased property subject to such Capital Lease;

(i)                                     Liens existing on the Closing Date and set forth on Schedule 9.18; provided, however, that such Liens shall secure only those obligations that they secure on the

Closing Date and such Liens shall attach only to those assets that such Liens attach to on the Closing Date;

(j)                                     Liens securing Debt of the Loan Parties under the Senior Secured Debt Documents, which Liens shall be subject to the Intercreditor Agreement;

(k)                                  rights of setoff or brokers’ Liens upon deposits of cash (other than on proceeds of Collateral) at financial institutions or upon deposits of cash in a deposit account subject to a blocked account agreement with the Agent;

(l)                                     the replacement, extension or renewal of any Lien on Fixed Assets permitted by clauses (g), (h) or (i) of this definition; provided, however, that such Lien shall at no time be extended to cover any assets or property other than such Fixed Assets subject thereto on the Closing Date or the date such Fixed Asset was acquired, as applicable; and

(m)                               Liens securing obligations of any Loan Party in respect of any interest rate swaps, caps, floors, collars or similar agreements to which such Loan Party is a party, to the extent permitted pursuant to clause (i) of the definition of “Restricted Investment”.

“Permitted Rentals” has the meaning specified in Section 9.23.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, limited liability company or any other entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Loan Party sponsors or maintains or to which any Loan Party makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, pursuant to which the shares of capital stock or other Equity Interests of each of the Loan Parties (other than New World) are pledged to the Agent, for the benefit of the Agent and the Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Premises” means the land identified by addresses on Schedule 8.11, together with all buildings, improvements and fixtures thereon and all tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, and which constitutes all of the real property in which any Loan Party has any interests on the Closing Date.

“Primary Offering” means, with respect to any Person, an underwritten public offering of Capital Stock that is not Disqualified Capital Stock of such Person pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (other than a registration statement on Form S-8 or otherwise relating to equity securities under any employee benefit plans), or pursuant to an exemption from the registration requirements thereof.

“Pro Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Revolving Commitment and the denominator of which is the sum of the amounts of all of the Lenders’ Revolving Commitments, or if no Revolving Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender and the denominator of which is the aggregate amount of the Obligations owed to the Lenders.

“Proprietary Rights” means all of each Loan Party’s now owned and hereafter arising or acquired:  franchises, permits, patents, patent applications, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, including, without limitation, those patents, trademarks, service marks, trade names and copyrights set forth on Schedule 8.12 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing and licenses to any of the foregoing.

“Purchase Money Lien” means a Lien granted on a fixed asset to secure a Purchase Money Obligation permitted to be incurred hereunder, and incurred solely to finance the acquisition of such asset; provided, however, that such Lien encumbers only such asset and is granted within 10 days of such acquisition.

“Purchase Money Obligations” of any Person means any obligations of such Person to any seller or any other Person incurred or assumed to finance the acquisition of a fixed asset to be used in the business of such Person or any of its Subsidiaries in an amount that is not more than 100% of the cost of such asset, and incurred within 10 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

“Qualified Recapitalization” means the conversion of all of the shares of series F preferred stock, par value $0.001 per share of New World, Common Stock of New World and warrants to purchase Common Stock of New World held by Halpern Denny Fund III, L.P. into shares of newly issued non-interest bearing preferred stock of New World having a face amount of $57.0 million, which is mandatorily redeemable by New World in five and one-half years.

“Real Estate” means all of the present and future interests of each Loan Party, as owner, lessee or otherwise (but not including any interest arising solely from such Loan Party’s position as franchisor), in the Premises or other real property, including, without limitation, any interest arising from an option to purchase or lease the Premises or any such other real property, or any portion thereof.

“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

“Rentals” has the meaning specified in Section 9.23.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means, with respect to a Loan Party, the chief executive officer or the president of such Loan Party, as the case may be, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer of such Loan Party, as the case may be, or any other officer having substantially the same authority and responsibility.

“Restricted Equipment” has the meaning specified in Section 6.1(a).

“Restricted Investment” means any acquisition of property (including, without limitation, any Equity Interest) by a Loan Party in exchange for cash or other property, whether in the form of an acquisition of stock, debt, or other indebtedness or obligation, or the purchase or acquisition of any other property, or a loan, advance, joint venture, capital contribution, or subscription, except the following:  (a) acquisitions of equipment, other assets or Real Estate to be used in the business of a Borrower or a Subsidiary thereof so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder and such acquisition is otherwise permitted hereunder; (b) acquisitions by a Borrower or a Subsidiary thereof of Inventory in the ordinary course of business; (c) acquisitions by a Borrower or a Subsidiary thereof of current assets arising from the sale or lease of goods or the rendition of services in the ordinary course of business of such Loan Party; (d) acquisitions by a Borrower or a Subsidiary thereof of direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (e) acquisitions by a Borrower or a Subsidiary thereof of certificates of deposit maturing within one year from the date of acquisition, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States or any state thereof having capital and surplus aggregating at least $100,000,000; (f) acquisitions by a Borrower or a Subsidiary thereof of commercial paper given a rating of “A2” or better by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or “P2” or better by Moody’s Investors Service, Inc. and maturing not more than 90 days from the date of creation thereof; (g) Debt permitted pursuant to Section 9.12(e); (h) investments by a Loan Party, in its wholly-owned Subsidiaries in existence on the Closing Date and in Persons that, following such investment, are wholly-owned Subsidiaries; provided, that the no further investments shall be made in a Subsidiary that is not a Borrower or a Guarantor hereunder; (i) acquisitions of interest rate swaps, caps, floors, collars or similar agreements; provided, that the aggregate amount of such investments for all Loan Parties under this clause (i) shall not exceed $500,000; (j) investments in securities of trade creditors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors solely in exchange for a claim against any such trade creditor; (k) investments in the notes issued pursuant to the Indenture; and (l) acquisitions by a Loan Party in any of the agreements, instruments, obligations or funds described in clauses (iv), (v), (vi) or (vii) of the definition of “Cash Equivalents” in the Indenture.  Any property excluded from this definition of “Restricted Investment” shall only be excluded if it is subject to the Agent’s Liens.

“Restructuring” means, collectively, the issuance by New World of the Senior Secured Debt to refinance (i) the existing $140,000,000 Senior Secured Notes of New World, plus accrued interest thereon, (ii) the existing $7,500,000 working capital facility of New World and (iii) outstanding promissory notes of New World having an aggregate outstanding balance of approximately $1,700,000.

“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name on the signature pages hereto next to the line entitled “Revolving Commitment,” or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.3, as such commitment may be adjusted from time to time in accordance with the provisions of Section 3.7 or Section 13.2.

“Revolving Loans” has the meaning specified in Section 2.2(a) and includes each Agent Advance and ASB Loan.

“Senior Secured Debt” has the meaning specified in Section 10.1(o).

“Senior Secured Debt Documents” means all documents, instruments and agreements evidencing, governing or otherwise relating to any of the Senior Secured Debt including, without limitation, the Indenture and any notes evidencing the Senior Secured Debt.

“Settlement” and “Settlement Date” have the meanings specified in Section 2.2(j)(i).

“Solvent” means when used with respect to any Person that at the time of determination:

(a)                                  the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including, without limitation, contingent liabilities); and

(b)                                 the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(c)                                  it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

(d)                                 it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means all Letters of Credit other than Documentary Letters of Credit.

“Stated Termination Date” means the earlier to occur of (i) July 8, 2006 and (ii) six months prior to the stated maturity of the Senior Secured Debt.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than fifty percent (50%) of the voting stock or other Equity Interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of New World.

“Supporting Letter of Credit” has the meaning specified in Section 2.4(j).

“Supporting Obligations” means all supporting obligations, as such term is defined in the UCC, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments or Investment Property.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

“Termination Date” means the earliest to occur of (a) the Stated Termination Date, (b) the date the Total Facility is terminated either by the Borrowers pursuant to Section 4.2 or by the Majority Lenders pursuant to Section 11.2, and (c) the date the Total Facility or this Agreement is otherwise terminated for any reason whatsoever.

“Test Date” means, with respect to any Margin Adjustment Period, the last day of New World’s fiscal quarter or Fiscal Year, as applicable, ending immediately prior to the commencement of such Margin Adjustment Period.

“Test Period” means, for any determination required under this Agreement, the period of four consecutive fiscal quarters of New World ended at the end of the relevant fiscal quarter or Fiscal Year of New World.

“Total Exposure” means, with respect to the Borrowers, at any time, the sum of (i) the Letter of Credit Exposure at such time plus (b) the sum of outstanding Revolving Loans at such time.

“Total Facility” has the meaning specified in Section 2.1.

“Transaction Documents” means, collectively, the Loan Documents, the Senior Secured Debt Documents, the Intercreditor Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith.

“UCC” means the Uniform Commercial Code (or any successor statute) of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unused Letter of Credit Subfacility” means, at any time, an amount equal to $2,500,000 minus the Letter of Credit Exposure at such time.

“Unused Line Fee” has the meaning specified in Section 3.5.

“Voting Stock” means, with respect to any Person, one or more classes of the Capital Stock of such Person having general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Willoughby’s” has the meaning set forth in the introductory paragraph hereof.

Section 1.2.                                   Accounting Terms.  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements referred to in Section 8.6.  In the event that any accounting change of the Financial Accounting Standards Board shall be promulgated resulting in a change in the method of calculation of financial covenants, financial standards or other terms in this Agreement, then the Loan Parties, the Agent and the Majority Lenders agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such accounting changes to the effect that the criteria for evaluating the financial condition and performance of the Borrowers and their Subsidiaries shall be the same after such accounting changes as if such accounting changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Loan Parties, the Agent and the Majority Lenders, all financial covenants, financial standards and other terms in this Agreement shall continue to be calculated or construed as if such accounting changes had not occurred.

Section 1.3.                                   Interpretive Provisions.  (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)                                  (i)                                     The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)                                  The term “including” is not limiting and means “including without limitation.”

(iii)                               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(d)                                 Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)                                  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)                                    This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)                                 This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by each party’s counsel and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.

ARTICLE II

LOANS AND LETTERS OF CREDIT

Section 2.1.                                   Total Facility.  Subject to all of the terms and conditions of this Agreement, the Lenders severally agree to make available a total credit facility of $15,000,000 (the “Total Facility”) for the Borrowers’ use from time to time during the term of this Agreement.  The Total Facility shall be comprised of a revolving line of credit consisting of revolving loans and letters of credit up to the Maximum Revolver Amount, as described in Sections 2.2 and 2.4.

Section 2.2.                                   Revolving Loans.

(a)                                  Amounts.  Subject to the satisfaction of the conditions precedent set forth in Article X, each Lender severally agrees, upon a Borrower’s request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make revolving loans (the “Revolving Loans”) to such Borrower, in amounts not to exceed on an aggregate basis (except for ASB with respect to ASB Loans or Agent Advances) the lesser of (i) such Lender’s Revolving Commitment and (ii) such Lender’s Pro Rata Share of the Borrowers’ Availability.  If the Total Exposure exceeds the Availability, the Lenders may refuse to make or otherwise restrict the making of Revolving Loans as the Lenders determine until such excess has been eliminated, subject to the Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 2.2(i).

(b)                                 Procedure for Borrowing.  Each Borrowing by a Borrower shall be made upon such Borrower’s irrevocable written notice delivered to the Agent in the form of a notice of borrowing substantially in the form of Exhibit A (a “Notice of Borrowing”), which must be received by the Agent no later than 11:00 a.m. on the requested Funding Date, specifying:

(i)                                     the amount of the Borrowing by such Borrower;

(ii)                                  the requested Funding Date, which shall be a Business Day; and

(iii)          the Availability as of such date.

(c)                                  Reliance upon Authority.  On or prior to the Closing Date and thereafter prior to any change with respect to any of the information contained in the following clauses (i) and (ii) with respect to such Borrower, each Borrower shall deliver to the Agent a writing setting forth (i) the account of such Borrower to which the Agent is authorized to transfer the proceeds of the Revolving Loans requested by such Borrower pursuant to this Section 2.2, and (ii) the names of the officers authorized to request Revolving Loans on behalf of such Borrower, and shall provide the Agent with a specimen signature of each such officer.  The Agent shall be entitled to rely conclusively on such officer’s authority to request Revolving Loans on behalf of the applicable Borrower, the proceeds of which are to be transferred to any of the accounts specified by such Borrower pursuant to the immediately preceding sentence, until the Agent receives written notice from such Borrower to the contrary.  The Agent shall have no duty to verify the identity of any individual representing him or herself as one of the officers authorized by the applicable Borrower to make such requests on its behalf.

(d)                                 No Liability.  The Agent shall not incur any liability to any Loan Party as a result of acting upon any notice referred to in Sections 2.2(b) and (c), which notice the Agent believes in good faith to have been given by an officer duly authorized by any Borrower to request Revolving Loans on its behalf or for otherwise acting in good faith under this Section 2.2, and the crediting of Revolving Loans to such Borrower’s deposit account, or transmittal to such Person as such Borrower shall direct, shall conclusively establish the obligation of such Borrower to repay such Revolving Loans as provided herein.

(e)                                  Notice Irrevocable.  Any Notice of Borrowing made by a Borrower pursuant to Section 2.2(b) shall be irrevocable and such Borrower shall be bound to borrow the funds requested therein in accordance therewith.

(f)                                    Agent’s Election.  Promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof) pursuant to Section 2.2(b), the Agent shall elect, in its discretion, (i) to have the terms of Section 2.2(g) apply to such requested Borrowing, or (ii) to request ASB to make an ASB Loan pursuant to the terms of Section 2.2(h) in the amount of the requested Borrowing; provided, however, that if ASB declines in its sole discretion to make an ASB Loan pursuant to Section 2.2(h), the Agent shall elect to have the terms of Section 2.2(g) apply to such requested Borrowing.

(g)                                 Making of Revolving Loans.  (i)  In the event that the Agent shall elect to have the terms of this Section 2.2(g) apply to a requested Borrowing as described in Section 2.2(f), then promptly after receipt of a Notice of Borrowing, the Agent shall notify the Lenders by telecopy, telephone or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Agent in same day funds, to such account of the Agent as the Agent may designate, not later than 11:00 a.m. (New York City time), on the Funding Date applicable thereto.  After the Agent’s receipt of the proceeds of such Revolving Loans, upon satisfaction of the applicable conditions precedent set forth in Article X, the Agent shall make the proceeds of such Revolving Loans available to the applicable Borrower on the applicable Funding Date by transferring same day funds equal to the proceeds of such Revolving Loans received by the Agent to the account of such Borrower, designated in writing by such Borrower and acceptable to the Agent; provided, however, that the amount of Revolving Loans so made on any date shall in no event exceed Availability on such date.

(ii)                                  Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of the applicable Borrower the amount of that

Lender’s Pro Rata Share of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Funding Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to such Borrower on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to such Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period.  A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error.  If such amount is so made available, such payment to the Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to the Agent on the Business Day following the Funding Date, the Agent will notify the applicable Borrower of such failure to fund and, upon demand by the Agent, such Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.  The failure of any Lender to make any Loan on any Funding Date (any such Lender, prior to the cure of such failure, being hereinafter referred to as a “Defaulting Lender”) shall not relieve any other Lender of any obligation hereunder to make a Loan on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Funding Date.

(iii)                               The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by a Borrower to the Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder.  Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent.  The Agent may hold and, in its discretion, re-lend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender.  For purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolving Commitment shall be deemed to be zero (-0-).  Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Borrowing (1) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee and (2) the Unused Line Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Borrowing, shall be allocated among such performing Lenders ratably based upon their relative Revolving Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Commitments of such performing Lenders exceeds the sum of outstanding Revolving Loans and the undrawn face amount of all outstanding Letters of Credit (and all unpaid reimbursement obligations in respect of Letters of Credit).  This section shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement.  The terms of this Section shall not be construed to increase or otherwise affect the Revolving Commitment of any Lender, or relieve or excuse the performance by any Borrower of its duties and obligations hereunder.

(h)                                 Making of ASB Loans.  (i)  In the event the Agent shall elect, with the consent of ASB, to have the terms of this Section 2.2(h) apply to a requested Borrowing as described in Section 2.2(f), ASB shall make a Revolving Loan in the amount of such Borrowing (any such Revolving Loan made solely by ASB pursuant to this Section 2.2(h) being referred to as an “ASB Loan” and such Revolving Loans being referred to collectively as “ASB Loans”) available to the applicable Borrower on the Funding Date applicable thereto by transferring same day funds to an account of such Borrower, designated in writing by such Borrower and reasonably acceptable to the Agent.  Each ASB Loan is a Revolving Loan hereunder and shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to ASB solely for its own account (and for the account of the holder of any participation interest with respect to such Revolving Loan).  The Agent shall not request ASB to make any ASB Loan if (i) the Agent shall have received written notice from any Lender, or otherwise has actual knowledge, that one or more of the applicable conditions precedent set forth in Article X will not be satisfied on the requested Funding Date for the applicable Borrowing, (ii) the requested Borrowing would exceed Availability on such Funding Date or (iii) after giving effect to such ASB Loan, the aggregate amount of ASB Loans would exceed $2,500,000.  ASB shall not otherwise be required to determine whether the applicable conditions precedent set forth in Article X have been satisfied or the requested Borrowing would exceed the Availability on the Funding Date applicable thereto prior to making, in its sole discretion, any ASB Loan.

(ii)                                  The ASB Loans shall be secured by the Collateral, shall constitute Revolving Loans and Obligations hereunder, and shall bear interest at the rate applicable to Revolving Loans from time to time.

(i)                                     Agent Advances.  (i)  Subject to the limitations set forth in the provisos contained in this Section 2.2(i), the Agent is hereby authorized by the Borrowers and the Lenders, from time to time in the Agent’s sole discretion, (1) after the occurrence of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Article X have not been satisfied, to make Revolving Loans to one or more of the Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to one or more of the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 15.7 (any of the advances described in this Section 2.2(i) being hereinafter referred to as “Agent Advances”); provided, that the Majority Lenders may at any time revoke the Agent’s authorization contained in this Section 2.2(i) to make Agent Advances, any such revocation to be in writing and to become effective prospectively upon the Agent’s receipt thereof; and provided further, that the Agent shall not make Agent Advances for purposes described in clauses (B) and (C) above which would cause Total Exposure to exceed the Availability of the Borrowers.

(ii)                                  The Agent Advances shall be repayable on demand and secured by the Collateral, shall constitute Revolving Loans and Obligations hereunder, and shall bear interest as Revolving Loans from time to time.  The Agent shall notify each Lender in writing of each such Agent Advance.

(j)                                     Settlement.  It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding Revolving Loans.  Notwithstanding such agreement, the Agent, ASB and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, the ASB Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i)                                     The Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent, (A) on behalf of ASB, with respect to each outstanding ASB Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 11:00 a.m. (New York City time) on the date of such requested Settlement (the “Settlement Date”).  Each Lender (other than ASB in the case of ASB Loans and the Agent in the case of Agent Advances) shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the ASB Loans and Agent Advances with respect to which Settlement is requested available to the Agent, for itself or for the account of ASB, in same day funds, to such account of the Agent as the Agent may designate, not later than 2:00 p.m. (New York City time), on the Settlement Date applicable thereto, regardless of whether the applicable conditions precedent set forth in Article X have then been satisfied.  Such amounts made available to the Agent shall be applied against the amounts of the applicable ASB Loan or Agent Advance and, together with the portion of such ASB Loan or Agent Advance representing ASB’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders.  If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to the Revolving Loans.

(ii)                                  Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Agent has requested a Settlement with respect to an ASB Loan or Agent Advance), each other Lender shall irrevocably and unconditionally purchase and receive from ASB or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such ASB Loan or Agent Advance to the extent of such Lender’s Pro Rata Share thereof by paying to the Agent, in same day funds, an amount equal to such Lender’s Pro Rata Share of such ASB Loan or Agent Advance.  If such amount is not in fact made available to the Agent by any Lender, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to the Revolving Loans.

(iii)                               From and after the date, if any, on which any Lender purchases an undivided interest and participation in any ASB Loan or Agent Advance pursuant to subsection (ii) above, the Agent shall promptly distribute to such Lender at such address as such Lender may request in writing, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such ASB Loan or Agent Advance.

(iv)                              Between Settlement Dates, the Agent, to the extent no Agent Advances or ASB Loans are outstanding, may pay over to ASB any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to ASB’s other outstanding Revolving Loans.  If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to ASB’s other outstanding Revolving Loans other than to ASB Loans or Agent Advances, as provided for in the previous sentence, ASB shall pay to the Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans.  During the period between Settlement Dates, ASB with respect to ASB Loans, the Agent with respect to Agent Advances, and each Lender with respect to the Revolving Loans other than ASB Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by ASB, the Agent and the other Lenders.

(k)                                  Notation.  The Agent shall record on its books the principal amount of the Revolving Loans owing to each Lender, including the ASB Loans owing to ASB, and the Agent Advances owing to the Agent, from time to time.  In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Revolving Loans in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

(l)                                     Lenders’ Failure to Perform.  All Revolving Loans (other than ASB Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, nor shall any Revolving Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Loans hereunder, (ii) no failure by any Lender to perform its obligation to make any Revolving Loans hereunder shall excuse any other Lender from its obligation to make any Revolving Loans hereunder, and (iii) the obligations of each Lender hereunder shall be several, not joint and several.

Section 2.3.                                   [Intentionally Omitted.]

Section 2.4.                                   Letters of Credit.

(a)                                  Agreement to Cause Issuance.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Loan Parties herein set forth, the Agent agrees to take reasonable steps to cause to be issued for the account of the requesting Borrower and to provide credit support or other enhancement to banks acceptable to the Agent (and reasonably acceptable to the Borrowers), which issue Letters of Credit for the account of such Borrower and for the benefit of such Borrower (any such credit support or enhancement being herein referred to as “Credit Support”) in accordance with this Section 2.4 from time to time during the term of this Agreement.

(b)                                 Amounts; Outside Expiration Date.  The Agent shall not have any obligation to take steps to cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit at any time if:  (i) the maximum undrawn amount of the requested Letter of Credit and all commissions, fees, and charges due from the applicable Borrower in connection with the opening is greater than the Unused Letter of Credit Subfacility at such time; or (ii) such Letter of Credit has an expiration date later than thirty (30) days prior to the Stated Termination Date or more than twelve (12) months from the date of issuance.

(c)                                  Other Conditions.  In addition to being subject to the satisfaction of the applicable conditions precedent contained in Article X, the obligation of the Agent to take reasonable steps to cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent:

(i)                                     The applicable Borrower shall have delivered to the proposed issuer of such Letter of Credit, at such times and in such manner as such proposed issuer may prescribe, an application in form and substance satisfactory to such proposed issuer and to the Agent for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to such proposed issuer and to the Agent; and

(ii)                                  As of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

(d)                                 Issuance of Letters of Credit.

(i)                                     Request for Issuance.  The Borrower for whose account the Letter of Credit is to be issued shall give the Agent five (5) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit.  Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit.  The applicable Borrower shall attach to such notice the proposed form of the Letter of Credit.

(ii)                                  Responsibilities of the Agent; Issuance.  The Agent shall determine, as of the Business Day immediately preceding the requested effective date of issuance of the Letter of Credit set forth in the notice from the applicable Borrower pursuant to Section 2.4(d)(i), (A) the amount of the Unused Letter of Credit Subfacility at such time and (B) the Availability as of such date.  If (x) the undrawn amount of the requested Letter of Credit is not greater than the Unused Letter of Credit Subfacility at such time and (y) the issuance of such requested Letter of Credit and all commissions, fees, and charges due from the applicable Borrower in connection with the opening thereof would not exceed Availability at such time, the Agent shall take reasonable steps to cause such issuer to issue the requested Letter of Credit on such requested effective date of issuance.

(iii)                               Notice of Issuance.  On each Settlement Date the Agent shall give notice to each Lender of the issuance of all Letters of Credit issued since the last Settlement Date.

(iv)                              No Extensions or Amendment.  The Agent shall not be obligated to cause any Letter of Credit to be extended or amended unless the requirements of this Section 2.4(d) are met as though a new Letter of Credit were being requested and issued.  With respect to any Letter of Credit which contains any “evergreen” or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal unless any such Lender shall have provided to the Agent, not less than 30 days prior to the last date on which the applicable issuer can in accordance with the terms of the applicable Letter of Credit decline to extend or renew such Letter of Credit, written notice that it declines to consent to any such extension or renewal, provided, that if all of the requirements of this Section 2.4 are met and no Default or Event of Default exists, no Lender shall decline to consent to any such extension or renewal.

(e)                                  Payments Pursuant to Letters of Credit.

(i)                                     Payment of Letter of Credit Obligations.  Each Borrower agrees to reimburse the issuer for any draw under any Letter of Credit issued for the account of such Borrower and the Agent for the account of the Lenders upon any payment pursuant to any Credit Support related to such Letter of Credit immediately upon demand, and to pay the issuer of the Letter of Credit the amount of all other obligations and other amounts payable to such issuer under or in connection with any Letter of Credit issued for the account of such Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against such issuer or any other Person.

(ii)                                  Revolving Loans to Satisfy Reimbursement Obligations.  In the event that the issuer of any Letter of Credit honors a draw under such Letter of Credit or the Agent shall have made any payment pursuant to any Credit Support and the applicable Borrower shall not have repaid such amount to the issuer of such Letter of Credit or the Agent, as applicable, pursuant to Section 2.4(e)(i), the Agent shall, upon receiving notice of such failure, notify each Lender of such failure, and each Lender shall unconditionally pay to the Agent, for the account of such issuer or the Agent, as applicable, as and when provided hereinbelow, an amount equal to such Lender’s Pro Rata Share of the amount of such payment in Dollars and in same day funds.  If the Agent so notifies the Lenders prior to 11:00 a.m. (New York City time) on any Business Day, each Lender shall make available to the Agent the amount of such payment, as provided in the immediately preceding sentence, on such Business Day.  Such amounts paid by the Lenders to the Agent shall constitute Revolving Loans which shall be deemed to have been requested by the applicable Borrower pursuant to Section 2.2 as set forth in Section 4.7.

(f)                                    Participations.

(i)                                     Purchase of Participations.  Immediately upon issuance of any Letter of Credit in accordance with Section 2.4(d), each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation in the Letter of Credit or the Credit Support provided through the Agent to such issuer in connection with the issuance of such Letter of Credit, equal to such Lender’s Pro Rata Share of the face amount of such Letter of Credit or the amount of such Credit Support (including, without limitation, all obligations of the applicable Borrower with respect thereto, and any security therefor or guaranty pertaining thereto).

(ii)                                  Sharing of Reimbursement Obligation Payments.  Whenever the Agent receives a payment from any Borrower on account of reimbursement obligations in respect of a Letter of Credit or Credit Support as to which the Agent has previously received for the account of the issuer thereof payment from a Lender pursuant to Section 2.4(e)(ii), the Agent shall promptly pay to such Lender such Lender’s Pro Rata Share of such payment from such Borrower in Dollars.  Each such payment shall be made by the Agent on the Business Day on which the Agent receives immediately available funds paid to such Person pursuant to the immediately preceding sentence, if received prior to 2:00 p.m. (New York City time) on such Business Day and otherwise on the next succeeding Business Day.

(iii)                               Documentation.  Upon the request of any Lender, the Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, application for any Letter of Credit and credit support or enhancement provided through the Agent in connection with the issuance of any Letter of Credit, and such other documentation as may reasonably be requested by such Lender.

(iv)                              Obligations Irrevocable.  The obligations of each Lender to make payments to the Agent with respect to any Letter of Credit or with respect to any Credit Support provided through the Agent with respect to a Letter of Credit, and the obligations of the Borrowers to make payments to the Agent, for the account of the Lenders, shall be irrevocable, not subject to any qualification or exception whatsoever, including, without limitation, any of the following circumstances:

(A)                              any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)                                the existence of any claim, setoff, defense or other right which a Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Person and the beneficiary named in any Letter of Credit);

(C)                                any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)                               the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)                                 the occurrence of any Default or Event of Default.

(g)                                 Recovery or Avoidance of Payments.  In the event any payment by or on behalf of any Borrower received by the Agent with respect to any Letter of Credit or Credit Support provided for any Letter of Credit (or any guaranty by any Borrower or reimbursement obligation of any Borrower relating thereto) and distributed by the Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Lenders shall, upon demand by the Agent, pay to the Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Agent upon the amount required to be repaid by it.

(h)                                 Compensation for Letters of Credit.

(i)                                     Letter of Credit Fee.  Each Borrower agrees to pay to the Agent, for the account of the Lenders, with respect to each Letter of Credit issued for the account of such Borrower, the Letter of Credit Fee specified in, and in accordance with the terms of, Section 3.6.

(ii)                                  Issuer Fees and Charges.  Each Borrower shall pay to the issuer of any Letter of Credit issued for the account of such Borrower, or to the Agent, for the account of the issuer of any such Letter of Credit, solely for such issuer’s account, such fees and other charges as are charged by such issuer for letters of credit issued by it, including, without limitation, its standard fees for issuing, administering, amending, renewing, paying and canceling letters of credit and all other standard fees associated with issuing or servicing letters of credit, as and when assessed.

(i)                                     Indemnification; Exoneration; Power of Attorney.

(i)                                     Indemnification.  In addition to amounts payable as elsewhere provided in this Section 2.4, each Borrower hereby agrees to protect, indemnify, pay and save the Lenders and the Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which any Lender or the Agent may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit for the account of such Borrower or the provision of any credit support or enhancement in connection therewith.  The Agreement in this Section 2.4(i)(i) shall survive payment of all Obligations.

(ii)                                  Assumption of Risk by the Borrowers.  As among the Borrowers, the Lenders, and the Agent, each Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders and the Agent shall not be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B)  the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (H) any consequences arising from causes beyond the control of the Lenders or the Agent, including, without limitation, any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental

Authority.  None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Agent or any Lender under this Section 2.4(i).

(iii)                               Exoneration.  In furtherance and extension, and not in limitation, of the specific provisions set forth above, any action taken or omitted by the Agent or any Lender under or in connection with any of the Letters of Credit or any related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put the Agent or any Lender under any resulting liability to any Borrower or relieve any Borrower of any of its obligations hereunder to any such Person.

(iv)                              Power of Attorney.  In connection with all Inventory financed by Letters of Credit, each Loan Party hereby appoints the Agent, or the Agent’s designee, as its attorney, with full power and authority:  (A) to sign and/or endorse such Loan Party’s name upon any warehouse or other receipts; (B) to sign such Loan Party’s name on bills of lading and other negotiable and non-negotiable documents; (C) to clear Inventory through customs in the Agent’s or such Loan Party’s name, and to sign and deliver to customs officials powers of attorney in such Loan Party’s name for such purpose; (D) to complete in such Loan Party’s or the Agent’s name, any order, sale, or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof; and (E) to do such other acts and things as are necessary in order to enable the Agent to obtain possession of the Inventory and to obtain payment of the Obligations.  Neither the Agent nor its designee, as any Loan Party’s attorney, will be liable for any acts or omissions, nor for any error of judgement or mistakes of fact or law.  This power, being coupled with an interest, is irrevocable until all Obligations have been paid and satisfied and this Agreement is terminated.

(v)                                 Account Party.  Each Loan Party hereby authorizes and directs any issuer of a Letter of Credit for the account of such Loan Party to name such Borrower as the “Account Party” therein and to deliver to the Agent all instruments, documents and other writings and property received by the issuer pursuant to the Letter of Credit, and to accept and rely upon the Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(vi)                              Control of Inventory.  In connection with all Inventory financed by Letters of Credit, each Loan Party will, at the Agent’s request, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which the Agent holds a security interest to deliver them to the Agent and/or subject to the Agent’s order, and if they shall come into such Loan Party’s possession, to deliver them, upon request, to the Agent in their original form.  Each Loan Party shall also, at the Agent’s request, designate the Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(j)                                     Supporting Letter of Credit; Cash Collateral.  If, notwithstanding the provisions of Section 2.4(b) and Section 12.1 any Letter of Credit is outstanding on the Termination Date, then on such date the Borrowers shall deposit with the Agent, for the ratable benefit of the Agent and the Lenders, with respect to each Letter of Credit then outstanding, as the Majority Lenders, in their discretion shall specify, either (i) a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to the Agent issued by an issuer satisfactory to the Agent in an amount equal to the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses associated with such Letter of Credit (but, in any event, in an amount not less than 105% of the amount of such Letter of Credit), under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent and the Lenders for payments made by the Agent and the Lenders under such Letter of Credit or under any credit support or enhancement provided through the Agent with respect thereto and any fees and expenses associated with such Letter of Credit, or (ii) cash in amounts necessary to reimburse the Agent and the Lenders for payments made by the Agent or the Lenders under such Letter of Credit or under any credit support or enhancement provided through the Agent with respect thereto and any fees and expenses associated with such Letter of Credit (which amounts, in any event, shall not be less than 105% of the amount of such Letter of Credit).  Such Supporting Letter of Credit or deposit of cash shall be held by the Agent, for the ratable benefit of the Agent and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding and all fees and expenses associated with such Letters of Credit.

ARTICLE III

INTEREST AND FEES

Section 3.1.                                   Interest.

(a)                                  Interest Rates.  All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin.  Each change in the Base Rate shall be reflected in the interest rate described above as of the effective date of such change.  All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed.  Interest accrued on all Revolving Loans will be payable in arrears on the first day of each month hereafter.

(b)                                 Default Rate.  If any Default or Event of Default occurs and is continuing, and the Majority Lenders in their discretion so elect, then, while any such Default or Event of Default is continuing, all of the Obligations shall bear interest at the Default Rate applicable thereto and such interest shall be payable upon demand.

Section 3.2.                                   [Intentionally Omitted.]

Section 3.3.                                   Maximum Interest Rate.  In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by the Lenders under applicable law for loans of the type provided for hereunder (the “Maximum Rate”).  If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate.  In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 3.3, have been paid or accrued if the interest rates otherwise set forth in this Agreement had at all times been in effect, then the applicable Borrower shall, to the extent permitted by applicable law, pay the Agent, for the account of the Lenders, an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates otherwise set forth in this Agreement, at all times, been in effect and (b) the amount of interest actually paid or accrued under this Agreement.  In the event that a court determines that the Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Agent and/or such Lender shall refund to the applicable Borrower such excess.

Section 3.4.                                   Closing and Other Fees.  The Borrowers agree, jointly and severally, to pay those fees and other compensation and perform all other obligations set forth in that certain fee and payment agreement entered into among ASB and the Borrowers dated the Closing Date (the “Fee Letter”).

Section 3.5.                                   Unused Line Fee.  Until the Obligations have been paid in full and this Agreement is terminated, the Borrowers agree, jointly and severally, to pay, subject to Section 2.2(g)(iii), on the first day of each month and on the Termination Date, to the Agent, for the ratable account of the Lenders, an unused line fee (the “Unused Line Fee”) equal to the product of 0.50% per annum multiplied by the amount by which the Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of Revolving Loans (other than ASB Loans and Agent Advances, so long as ASB is not the only Lender) and the average daily undrawn face amount of all outstanding Letters of Credit during the immediately preceding month or shorter period if calculated for the first month hereafter or on the Termination Date. The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

The above Unused Line Fee and all other fees hereunder and under the Fee Letter shall be fully earned and non-refundable for any reason upon payment thereof.

Section 3.6.                                  Letter of Credit Fee.  Each Borrower agrees to pay to the Agent, for the ratable account of the Lenders, for each Letter of Credit issued for the account of such Borrower, a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Rate then in effect per annum of the average daily undrawn face amount of each Letter of Credit issued for such Borrower’s account, plus, in each case, all out-of-pocket costs, fees and expenses incurred by the Agent in connection with the application for, issuance of, or amendment to such Letter of

Credit, plus a “fronting fee” payable to the issuing bank of .25% of the principal amount of all applicable Letters of Credit.  The Letter of Credit Fee shall be payable monthly in arrears on the first day of each month following any month in which a Letter of Credit was issued and/or in which a Letter of Credit remains outstanding and on the Termination Date.  The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

Section 3.7.                                   Reduction of Revolving Credit Commitments.  (a)  The Borrowers may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $500,000, and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 4.3, Availability would be less than zero.

(b)                                 The Borrowers shall notify the Agent of any election to terminate or reduce the Revolving Commitments under paragraph (a) of this Section at least ten (10) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders with Revolving Commitments in accordance with their respective Revolving Commitments.

ARTICLE IV

PAYMENTS AND PREPAYMENTS

Section 4.1.                                   Revolving Loans.  The Borrowers shall repay the outstanding principal balance of the Revolving Loans, plus all accrued but unpaid interest thereon, on the Termination Date.  The Borrowers may prepay Revolving Loans at any time, and reborrow subject to the terms of this Agreement; provided that each prepayment of Revolving Loans shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.  In addition, and without limiting the generality of the foregoing, upon demand each Borrower promises, jointly and severally, to pay to the Agent, for the ratable account of the Lenders, the amount, without duplication, by which Total Exposure exceeds Availability.

Section 4.2.                                   Termination of Facility.  (a)  The Borrowers may terminate this Agreement upon at least ten (10) Business Days’ notice to the Agent and the Lenders, upon (i) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, and the cancellation of all outstanding Letters of Credit, (ii) the payment of the early termination fee, if any, required pursuant to Section 4.2(b),  and (iii) the payment in full in cash of all other Obligations together with accrued interest thereon.

(b)                                 If this Agreement is terminated by the Borrowers at any time on or prior to the Stated Termination Date, in addition to all other Obligations which shall then be due and payable the Borrowers shall pay to the Agent an early termination fee determined as follows:

Period during which early termination occurs	Early termination fee

On or prior to the first Anniversary Date	$450,000

After the first Anniversary Date but on or prior to the second Anniversary Date	$300,000

After the second Anniversary Date but on or prior to January 8, 2006	$150,000

The above early termination fees shall not apply if the Borrowers prepay the Loans in full and terminate this Agreement in connection with (x) a Primary Offering of Capital Stock of New World, and no senior, secured debt financing remains outstanding, or (y) a refinancing under which ABS or its Affiliates remain as agent under such new financing facility.

Section 4.3.                                   Mandatory Payments.  (a)  Following receipt thereof by any Loan Party of the cash proceeds from any permitted sale of assets (other than sales of inventory in the ordinary course of business) at any time that the Total Exposure is $5,000,000 or more, the Borrowers shall, subject to Section 6.12(c), pay to the Agent an amount equal to the lesser of (x) the difference between the then existing Total Exposure and $5,000,000 and (y) 100% of the net cash proceeds from such asset sale, and such payment shall be applied as a mandatory repayment of principal of the then outstanding Revolving Loans; provided, however, that, to the extent, and only to the extent, necessary to avoid any requirement under Section 4.15 of the Indenture that New World offer to purchase any Senior Secured Debt in accordance with the terms thereof (and notwithstanding the parenthetical above), (i) the Borrowers shall apply the cash proceeds from any permitted sale of assets that constitutes an “Asset Sale” (as such term is defined in the Indenture) to the payment of the Revolving Loans and (ii) there shall be a permanent reduction of the Revolving Commitments and the Maximum Revolver Amount in the amount of any such application to the Revolving Loans (such permanent reduction to be made concurrently with such application to the Revolving Loans and such reduction to result in each Lender’s Revolving Commitment to be permanently reduced by its Pro Rata Share of such reduction).

(b)                                 Subsequent to the Closing Date, on the tenth day following the receipt thereof (with respect to clause (i) below, promptly (but in no event later than one Business Day) after receipt thereof) by any Loan Party at any time that the Total Exposure is $5,000,000 or more, the Borrowers shall pay to the Agent an amount equal to (i) 100% of the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith) of any sale or issuance of equity of any Loan Party (other than to another

Loan Party) and (ii) 100% of the net cash proceeds of the issuance of any Debt by any Loan Party, and such payment shall be applied as a mandatory repayment of principal of the then outstanding Revolving Loans.

(c)                                  Any amounts prepaid pursuant hereto may be immediately reborrowed (subject to the borrowing limitations otherwise set forth herein).

Section 4.4.                                   [Intentionally Omitted.]

Section 4.5.                                   [Intentionally Omitted.]

Section 4.6.                                   Payments by the Borrowers.  (a)  All payments to be made by each Borrower shall be made without set-off, recoupment or counterclaim.  Except as otherwise expressly provided herein, all payments by each Borrower shall be made to the Agent for the account of the Lenders at the Agent’s address set forth in Section 15.8, and shall be made in Dollars and in immediately available funds, no later than 1:00 p.m. (New York City time) on the date specified herein.  Any payment received by the Agent later than 1:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)                                 Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)                                  Unless the Agent receives notice from the applicable Borrower prior to the date on which any payment is due to the Lenders that such Borrower will not make such payment in full as and when required, the Agent may assume that such Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent a Borrower has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

Section 4.7.                                   Payments as Revolving Loans.  All payments of principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums and other sums payable hereunder, including all reimbursement for expenses pursuant to Section 15.7, may, at the option of the Agent, in its sole discretion, subject only to the terms of this Section 4.7, be paid from the proceeds of Revolving Loans made hereunder, whether made following a request by a Borrower pursuant to Section 2.2 or a deemed request as provided in this Section 4.7.  Each Borrower hereby irrevocably authorizes the Agent to charge the Loan Account of such Borrower for the purpose of paying principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums and other sums payable hereunder owing by such Borrower, including reimbursing expenses pursuant to Section 15.7, and agrees that all such amounts charged shall constitute Revolving Loans (including ASB Loans and Agent Advances) of such

Borrower and that all such Revolving Loans so made shall be deemed to have been requested by such Borrower pursuant to Section 2.2.

Section 4.8.                                   Apportionment, Application and Reversal of Payments. Aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders.  All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to the Agent from any of the Borrowers; second, to pay any fees or expense reimbursements then due to the Lenders from any of the Borrowers; third, to pay interest due in respect of all Revolving Loans, including ASB Loans and Agent Advances; fourth, to pay or prepay principal of the ASB Loans and Agent Advances; fifth, to pay or prepay principal of the Revolving Loans (other than ASB Loans and Agent Advances) and unpaid reimbursement obligations in respect of Letters of Credit; and sixth, to the payment of any other Obligations due to the Agent or any Lender by any of the Borrowers.  The Agent shall promptly distribute to each Lender, pursuant to the applicable wire transfer instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided for in Section 2.2(j).  The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

Section 4.9.                                   Indemnity for Returned Payments.  If, after receipt of any payment of, or proceeds applied to the payment of, all or any part of the Obligations, the Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continue and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender, and the applicable Borrower or Borrowers shall be liable to pay to the Agent, and hereby do indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless for, the amount of such payment or proceeds surrendered.  The provisions of this Section 4.9 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 4.9 shall survive the termination of this Agreement.

Section 4.10.                             Agent’s and Lenders’ Books and Records; Monthly Statements. Each Borrower agrees the Agent’s and the Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument.  The Agent will provide to the Borrowers a monthly statement of Loans, payments, and other transactions pursuant to this Agreement.  Such statement shall be deemed correct, accurate, and binding on the Borrowers and an account stated (except for reversals and reapplications of payments made as provided in Section 4.8 and corrections of errors discovered by the Agent), unless the applicable Borrower notifies the Agent in writing to the contrary within thirty (30) days after such statement is rendered.  In the event a timely written notice of objections is given by a Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrowers.

ARTICLE V

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 5.1.                                   Taxes.  (a)  Any and all payments by each Borrower to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes.  In addition, the Borrowers shall pay all Other Taxes.

(b)                                 Each Borrower agrees to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.1(b)) paid by the Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days after the date such Lender or the Agent makes written demand therefor.

(c)                                  If a Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

(i)                                     the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)                                  such Borrower shall make such deductions and withholdings;

(iii)                               such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)                              such Borrower shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective

Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)                                 Within 30 days after the date of any payment by a Borrower of Taxes or Other Taxes, such Borrower shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

(e)                                  If a Borrower is required to pay additional amounts to any Lender or the Agent pursuant to subsection (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by the Borrowers which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

(f)                                    Each Lender (or transferee or assignee) and the Agent shall, prior to the due date of the first payment by any Borrower to such Person hereunder, deliver to the Borrowers such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W8-BEN, W8-ECI or W8-IMY and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.441-6(c) or any subsequent version thereof, properly completed and duly executed by such Person establishing that such payment is (i) not subject to withholding (including backup withholding) because such payment is made (and beneficially received) by a United States person, (ii) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Person of a trade or business in the United States, (iii) not subject to withholding under the Code because of the portfolio interest exception or (iv) totally exempt from United States tax under a provision of an applicable tax treaty.  Each such Person that changes its funding office shall promptly notify the Borrowers of such change and upon written request from the Borrowers, shall deliver any new certificates, documents or other evidence required pursuant to the preceding sentence prior to the immediately following due date of any payment by any Borrower hereunder.  Unless the Borrowers have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax, the Borrowers shall withhold taxes from such payments at the applicable statutory rate, as required by law.

Section 5.2.                                  Increased Costs.  If any Lender determines in good faith that, due to either (i) the introduction of or any change in the interpretation of any law or regulation (other than in each case any introduction or change in interpretation relating to withholding taxes, which is governed by Section 5.1) or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of participating in, issuing or maintaining any Letter of Credit or Credit Support, then the Borrowers shall be, jointly and severally, liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

Section 5.3.                                   Reduction of Return.  If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender or any corporation or other entity controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation or other entity controlling the Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrowers through the Agent, the Borrowers agree, jointly and severally, to pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

Section 5.4.                                   Certificates of Lenders.  Any Lender claiming reimbursement or compensation under this Article V shall deliver to the Borrowers (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and the calculation thereof and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

Section 5.5.                                   Survival.  The agreements and obligations of the Borrowers in this Article V shall survive the payment of all other Obligations.

ARTICLE VI

COLLATERAL

Section 6.1.                                   Grant of Security Interest.  (a)  As security for all present and future Obligations, each Loan Party hereby grants to the Agent, for the ratable benefit of the Agent and the Lenders, a continuing security interest in, lien on, and right of set-off against, all of the following property and assets of such Loan Party, whether now owned or existing or hereafter acquired or arising, regardless of where located:

(i)                                     all Accounts;

(ii)                                  all Inventory;

(iii)                               all contract rights;

(iv)                              all Chattel Paper;

(v)                                 all Documents;

(vi)                              all Equity Interests;

(vii)                           all Instruments;

(viii)                        all Supporting Obligations;

(ix)                                all General Intangibles;

(x)                                   all Equipment;

(xi)                                all Investment Property;

(xii)                             all money, cash, cash equivalents, securities and other property of any kind of such Loan Party held directly or indirectly by or in the control of the Agent or any Lender, any assignee of or participant in any of the Obligations, or a bailee of any such party or such party’s affiliates;

(xiii)                          all deposit accounts, credits and balances with and other claims against the Agent or any Lender or any of its Affiliates or any other financial institution with which such Loan Party maintains deposits, including any Payment Accounts;

(xiv)                         all other assets and property of such Loan Party;

(xv)                            all books, records and other property related to or referring to any of the foregoing, including, without limitation, books, records, account ledgers, data processing records, computer software and other property and General Intangibles at any time evidencing or relating to any of the foregoing; and

(xvi)                         all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

All of the foregoing, together with the Real Estate covered by the Mortgage(s), and all other property of any Loan Party in which the Agent or any Lender may at any time be granted a Lien as collateral for any or all of the Obligations, is herein collectively referred to as the “Collateral”. Notwithstanding the foregoing, “Collateral” shall not include (i) any Equipment financed by a Loan Party with purchase money Debt or Capital Leases permitted hereunder (provided that such exclusion shall only apply to the extent such Loan Party is prohibited from granting a security interest under the terms of such Debt or Capital Lease and only so long as such Debt or Capital Lease remains outstanding) (such Equipment being “Restricted Equipment”), (ii) any contract rights or General Intangibles which by their express terms prohibit the applicable Loan Party from granting a security interest therein, but only to the extent that such prohibition would be enforceable notwithstanding the provisions of Section 9-406, 9-407 or 9-408 of the UCC (such contract rights or General Intangibles being “Excluded Agreements”) and (iii) all equipment purchased by the Borrowers under the agreement, dated September 27, 1996 (as amended, supplemented or modified from time to time), among Coca-Cola USA, Coca-Cola Foods and Einstein/Noah, concerning the competitive marketing program to be made available in connection with the purchase and promotion of Coca-Cola Company beverages by Einstein/Noah (the ”Coca-Cola Equipment”).

(b)                                 As security for all present and future Obligations, each Loan Party shall, with respect to the Major Premises, use its commercially reasonable efforts to deliver Mortgages with respect to such Major Premises to the Agent within sixty (60) days of the Closing Date; provided, further, however, that in no event shall any Loan Party be required to incur any unreasonable expense, or agree to any significant increase in the applicable Loan Parties’ obligations thereunder, in order to obtain any such Mortgage.

(c)                                  All of the Obligations shall be secured by all of the Collateral.

(d)                                 Each Loan Party will, and will cause each of its Subsidiaries (other than Non-Restricted Subsidiaries) to, at the expense of such Loan Party, (i) grant to the Agent Mortgages in such Real Estate in which such Loan Party or any of its Subsidiaries acquires an ownership interest after the Closing Date (other than fee-owed Real Estate having a value less than $1,000,000 and with respect to which no Loan Party is required to deliver a mortgage under the Senior Secured Debt Documents) and (ii) grant to the Agent Mortgages in such Real Estate in which such Loan Party or any of its Subsidiaries acquires a leasehold interest after the Closing Date; provided, however that if after using commercially reasonable efforts, such Loan Party is unable to obtain Mortgages on Real Estate leased after the Closing Date having an aggregate value not in excess of 15% of all of the Loan Parties’ Real Estate leased after the Closing Date, such failure shall not constitute a breach of this provision.  Such Mortgages shall be in form and substance satisfactory to the Agent and shall constitute valid and enforceable Liens superior to and prior to the rights of all third Persons (other than holders of Permitted Liens) and subject to no other Liens except Permitted Liens.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full by the applicable Loan Parties.  In connection with any such Mortgage in respect of Real Estate owned by any Loan Party, the applicable Loan Party shall, at its expense, cause to be delivered to the Agent (i) a mortgagee title insurance policy issued by a title insurer satisfactory to the Agent (a “Mortgage Policy”) in an amount satisfactory to the Agent and assuring the Agent that such Mortgage is a valid and enforceable first priority mortgage Lien (subject only to Permitted Liens) on the Real Estate covered thereby, free and clear of all defects and encumbrances except Permitted Liens (such Mortgage Policy to be in form and substance satisfactory to the Agent and to include an endorsement for future advances under this Agreement and the Mortgages, for mechanics liens and for any other matter that the Agent in its discretion may reasonably request); (ii) a survey, in form and substance satisfactory to the Agent, to the Real Estate covered by such Mortgage, certified by a licensed professional surveyor satisfactory to the Agent and revealing no facts which would materially interfere with the use of such property by such Loan Party or any of its Subsidiaries, or an update of an existing survey provided the title company will delete the exception for existing facts which a current survey would disclose, and (iii) such conveyances, financing statements, transfers, endorsements, powers of attorney, certificates, reports, consents, non-disturbance agreements, estoppel agreements and other assurances or instruments, and shall take such further steps relating to such Real Estate, in each instance, as the Agent may reasonably require.  Furthermore, each Loan Party shall cause to be delivered to the Agent such opinions of counsel and other documents as may be requested by the Agent to assure the Agent that this Section 6.1(d) has been complied with.  In the event that the Agent at any time determines in its good faith reasonable discretion that real estate appraisals satisfying the requirements set forth in 12 C.F.R., Part 34-Subpart C, or any successor or similar statute, rule, regulation, guideline or order (any such appraisal a “Required Appraisal”) are or were required to be obtained, or should be obtained, in connection with any or all of the Real Estate of a Loan Party or any of its Subsidiaries relating to a Mortgage, then, such Required Appraisal shall be delivered, at the reasonable expense of such Loan Party, to the Agent, which Required Appraisal, and the respective appraiser, shall be satisfactory to the Agent.  All of the foregoing shall be complied with by no later than sixty (60) days after the Agent’s request therefor.

(e)                                  With respect to any Real Property with respect to which any Loan Party obtains a leasehold interest after the Closing Date, prior to the effective date of any such lease, such Loan Party shall use its commercially reasonable efforts to provide to the Agent all of the items described in the third sentence of clause (d) above and in addition, in respect of each such Real Property with respect to which it obtains a Mortgage, shall provide an agreement, in form and substance satisfactory to the Agent, and executed by the lessor of such lease, whereby the lessor consents to the Mortgage and waives or subordinates its landlord Lien (whether granted by the instrument creating the leasehold estate or by applicable law).  The Loan Parties shall use their commercially reasonable efforts to deliver such an agreement as to each of the Major Premises and all of the items described in clause (d) above contemporaneously with the delivery of the Mortgages described in clause (b) above; provided, however, that in no event shall any Loan Party be required to incur any unreasonable expense, or agree to any significant increase in the lessee’s obligations thereunder, in order to obtain any lessor’s consent.  The Loan Parties shall perform all of their obligations required hereunder at their sole cost and expense.

(f)                                    No Loan Party shall execute and deliver any mortgage in respect of any Real Property (owned or leased) in favor of the holders of the Senior Secured Debt unless and until a Mortgage is delivered hereunder with respect to such Real Property.

Section 6.2.                                   Perfection and Protection of Security Interest.  (a)  Each Loan Party shall, at its expense, perform all steps requested by the Agent at any time to perfect, maintain, protect, and enforce the Agent’s Liens subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, including, without limitation:  (i) executing, delivering and/or filing and recording of the Mortgage(s), the Patent and Trademark Agreements, filing or authorizing the Agent to file financing or continuation statements, and amendments thereof, and executing and delivering and/or filing all documents in respect of assignments of Government Contracts, all of the foregoing to be in form and substance satisfactory to the Agent; (ii) delivering to the Agent the originals of all

Instruments, Documents, and Chattel Paper, and all other Collateral of such Loan Party of which the Agent determines it should have physical possession in order to perfect and protect the Agent’s security interest therein or the first priority nature thereof, duly pledged, endorsed or assigned to the Agent without restriction; (iii) delivering to the Agent warehouse receipts covering any portion of the Collateral of such Loan Party located in warehouses and for which warehouse receipts are issued and certificates of title covering any portion of the Collateral of such Loan Party for which certificates of title have been issued; (iv) when an Event of Default has occurred and is continuing, transferring Inventory of such Loan Party to warehouses or other locations designated by the Agent; (v) placing notations on such Loan Party’s books of account to disclose the Agent’s security interest; (vi) obtaining control agreements from securities intermediaries with respect to financial assets of such Loan Party in the possession of securities intermediaries; (vii) assigning and delivering to the Agent all Supporting Obligations of such Loan Party, including letters of credit on which such Loan Party is named beneficiary with written consent of the issuer thereof; and (viii) taking such other steps as are deemed necessary or desirable by the Agent to maintain and protect the Agent’s Liens.  Each Loan Party hereby authorizes the Agent to file one or more financing statements and amendments thereto disclosing the Agent’s Liens.  Each Loan Party agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

(b)                                 If any Collateral of a Loan Party is at any time in the possession or control of any warehouseman, bailee or any of a Loan Party’s agents or processors, then such Loan Party shall notify the Agent thereof and shall obtain a bailee letter acknowledged by the bailee that notifies such Person of the Agent’s security interest in such Collateral and instructs such Person to hold all such Collateral for the Agent’s account subject to the Agent’s reasonable instructions. If at any time any Collateral of a Loan Party is located on any operating facility of such or any other Loan Party which is not owned by such Loan Party, then such Loan Party shall use its commercially reasonable efforts (not including any obligation to pay money) to obtain written landlord lien waivers or subordinations, in form and substance satisfactory to the Agent, of all present and future Liens which the owner or lessor of such premises may be entitled to assert against the Collateral.

(c)                                  From time to time, each Loan Party shall, upon the Agent’s request, execute and deliver confirmatory written instruments pledging to the Agent, for the ratable benefit of the Agent and the Lenders, the Collateral in which such Loan Party has an interest, but a Loan Party’s failure to do so shall not affect or limit the Agent’s security interest or the Agent’s other rights in and to the Collateral with respect to such Loan Party.  So long as this Agreement is in effect and until all Obligations (other than contingent indemnification obligations) have been fully satisfied the Agent’s Liens shall continue in full force and effect in all Collateral.

Section 6.3.                                  Location of Collateral.  Each Loan Party represents and warrants to the Agent and the Lenders that:  (a) Schedule 6.3 is a correct and complete list of such Loan Party’s chief executive office, the location of its books and records, the locations of the Collateral, and the locations of all of its other places of business; and (b) Schedule 6.3 correctly identifies any of such facilities and locations that are not owned by such Loan Party and sets forth the names of the owners and lessors or sublessors of such facilities and locations.  Each Loan

Party covenants and agrees that it will not (i) maintain any Collateral at any location other than those locations listed for such Loan Party on Schedule 6.3, (ii) otherwise add to or change any of such locations or (iii) change the location of its jurisdiction of incorporation or formation from the jurisdiction for such Loan Party identified in Schedule 6.4, unless in the case of (iii) above it gives the Agent at least thirty (30) days’ prior written notice thereof and executes any and all financing statements and other documents that the Agent requests in connection therewith.  In no event shall any Loan Party move any Collateral to a location outside the continental United States.  Without limiting the foregoing, each Loan Party represents that all of its Inventory (other than Inventory in transit) is, and covenants that all of its Inventory will be, located either (x) on premises owned by such Loan Party, (y) on premises leased by such Loan Party, provided that such Loan Party shall have used its commercially reasonable efforts (not including any obligation to pay money) to cause to be delivered to the Agent an executed landlord waiver from the landlord of such premises in form and substance satisfactory to the Agent, or (z) in a public warehouse, provided that the Agent has received an executed bailee letter from the applicable Person in form and substance satisfactory to the Agent.

Section 6.4.                                   Jurisdiction of Organization.  Schedule 6.4 hereto identifies each Loan Party’s corporate name, its jurisdiction of incorporation or organization, the type of entity it was organized as and the state organization identification number of such Loan Party (if the state of its incorporation or organization provides such organization number).

Section 6.5.                                   Title to, Liens on, and Sale and Use of Collateral.  Each Loan Party represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that:  (a) all of the Collateral in which such Loan Party has an interest is and will continue to be owned by such Loan Party free and clear of all Liens whatsoever, except for Permitted Liens; (b) the Agent’s Liens in the Collateral in which such Loan Party has an interest will not be subject to any prior Lien (except, with respect to Fixed Assets, for those Liens identified in clauses (c), (d), (e), (g), (h) and (k) (but only to the extent set forth in the related financial institution account agreement or blocked account agreement) of the definition of Permitted Liens); (c) such Loan Party will use, store, and maintain the Collateral in which such Loan Party has an interest with all reasonable care and will use such Collateral for lawful purposes only; and (d) such Loan Party will not, without the Agent’s prior written approval, sell or dispose of or permit the sale or disposition of any of the Collateral in which such Loan Party has an interest except for sales of Inventory in the ordinary course of business and sales of Equipment as permitted by Section 6.12 or otherwise under this Agreement.  The inclusion of proceeds in the Collateral shall not be deemed to constitute the Agent’s or any Lender’s consent to any sale or other disposition of the Collateral except as expressly permitted herein.

Section 6.6.                                   Field Examinations.  Whenever a Default or an Event of Default exists, and at such other times not more frequently than twice in every calendar year in the case of field examinations and accounting reviews, as the Agent requests, each Loan Party shall, at its expense and upon the Agent’s request, permit the Agent to audit the existence and condition of the Accounts, Inventories and books and records of such Loan Party and each Subsidiary thereof and to review their compliance with the terms and conditions of this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Agent may perform more than two field examinations and accounting reviews in any calendar year at the Agent’s expense (and at the Borrowers’ expense whenever a Default or an Event of Default exists).

Section 6.7.                                   Access and Examination; Confidentiality.  (a)  The Agent, accompanied by any Lender which so elects, may, upon prior notice, at reasonable intervals during regular business hours (and at any time and without prior notice when a Default or an Event of Default exists) have access to, examine, audit, make extracts from or copies of and inspect any or all of the records, files, and books of account and the Collateral and other properties of each Loan Party, and discuss the affairs of each Loan Party with the officers and management of such Loan Party.  Each Loan Party will deliver (or cause to be delivered) to the Agent any instrument necessary for the Agent to obtain records from any service bureau maintaining records for such Loan Party.  The Agent may, and at the direction of the Majority Lenders shall, at any time when a Default or an Event of Default exists, and at each Loan Party’s expense, make copies of all of such Loan Party’s books and records, or require each Loan Party to deliver such copies to the Agent.  The Agent may, without expense to the Agent, use such of the Loan Parties’ respective personnel, supplies and Real Estate as may be reasonably necessary for maintaining or enforcing the Agent’s Liens.  The Agent shall have the right at the site of any Loan Party with such Loan Party, at any time during regular business hours, upon prior notice, in the Borrower’s name or in the name of a nominee of the Borrower, to verify the validity, amount or any other matter relating to the Accounts, Inventory or other Collateral, by mail, telephone or otherwise.

(b)                                 Each Loan Party agrees that, subject to such Loan Party’s prior consent for uses other than in a traditional tombstone, which consent shall not be unreasonably withheld or delayed, the Agent and each Lender may use such Loan Party’s name in advertising and promotional material and in conjunction therewith disclose the general terms of this Agreement. The Agent and each Lender agree to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to the Agent or such Lender by or on behalf of the Loan Parties, under this Agreement or any other Loan Document, and neither the Agent, nor such Lender nor any of their respective Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agent or such Lender or their respective Affiliates, or (ii) was or becomes available on a nonconfidential basis from a source other than a Loan Party, provided that such source is not bound by a confidentiality agreement with a Loan Party known to the Agent or such Lender or their respective Affiliates; provided, however, that the Agent and any Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Agent or such Lender is subject or in connection with an examination of the Agent or such Lender by any such Governmental Authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable requirement of law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Agent, any Lender or their respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the Agent’s or such Lender’s independent auditors, accountants, attorneys and other professional advisors; (7) to any prospective Participant or Assignee under any Assignment and Acceptance, actual or potential, provided that such prospective Participant or Assignee agrees to keep such information confidential to the same extent required of the Agent and the Lenders hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which a Loan Party is party or is deemed party with the Agent or such Lender, and (9) to its Affiliates provided that such parties are advised of the confidential nature of such information and agree to keep such information confidential to the same extent required of the Agent and the Lenders hereunder.  Notwithstanding anything to the contrary contained herein, from the commencement of discussions with respect to the revolving credit facility established by this Agreement (the “Facility”), the Borrowers, the Lenders, ASB and the Agent (and each of their respective employees, representatives, or agents) are permitted to disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the Facility and all materials of any kind (including opinions or other tax analyses) that are or have been provided to the Borrowers, such Lender, ASB or the Agent related to such tax treatment and tax structure.

Section 6.8.                                   Collateral Reporting.  Each Loan Party shall provide the Agent with the following documents at the following times in form reasonably satisfactory to the Agent: (a) upon request, a statement of the balance of each of the Intercompany Accounts; (b) upon five (5) Business Days prior notice, such other reports as to the Collateral of such Loan Party as the Agent shall reasonably request from time to time; and (c) with the delivery of each of the foregoing, a certificate of such Loan Party executed by an officer thereof certifying as to the accuracy and completeness of the foregoing.  If any of such records or reports of the Collateral are prepared by an accounting service or other agent, the Loan Parties hereby authorize such service or agent to deliver such records, reports, and related documents to the Agent, for distribution to the Lenders.

Section 6.9.                                   Accounts.  (a)  Each Loan Party hereby represents and warrants to the Agent and the Lenders that:  (i) each existing Account represents, and each future Account will represent, a bona fide sale and delivery of goods by such Loan Party, or rendition of services by such Loan Party, in the ordinary course of such Loan Party’s business; (ii) each existing Account is, and each future Account will be, for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor or in the schedule thereof delivered to the Agent, except for any offset, deduction, defense, or counterclaim known to such Loan Party and disclosed to the Agent and the Lenders pursuant to this Agreement; (iii) each copy of an invoice delivered to the Agent, if any, by such or any other Loan Party will be a genuine copy of the original invoice sent to the Account Debtor named therein; and (iv) all goods described in each invoice, if any, will have been delivered to the Account Debtor and all services of such Loan Party described in each invoice will have been performed.

(b)                                 No Loan Party shall re-date any invoice or sale or make sales on extended dating beyond that customary in such Loan Party’s business or extend or modify any Account other than in a manner customary in its business or consistent with its historical practice.  If a Loan Party becomes aware of any matter materially and adversely affecting the collectability of any Account or Account Debtor involving an amount greater than $100,000, including information regarding the Account Debtor’s creditworthiness, such Loan Party will promptly so advise the Agent.

(c)                                  No Loan Party shall accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Account without the Agent’s prior written consent, which shall not be unreasonably withheld or delayed.  If the Agent consents to the acceptance of any such instrument (except a check or other instrument for the immediate payment of money), it shall be considered as evidence of the Account and not payment thereof and such Loan Party will promptly deliver such instrument to the Agent, endorsed by such Loan Party to the Agent in a manner reasonably satisfactory in form and substance to the Agent.

(d)                                 Each Loan Party shall notify the Agent promptly of all disputes and claims with respect to Accounts in excess of $100,000 individually, or $250,000 in the aggregate, with any Account Debtor, and agrees to settle, contest, or adjust such dispute or claim at no expense to the Agent or any Lender.  No discount, credit or allowance shall be granted to any such Account Debtor without the Agent’s prior written consent, except for discounts, credits and allowances made or given in the ordinary course of a Loan Party’s business when no Event of Default exists hereunder.  Each Loan Party shall send the Agent a copy of each credit memorandum in excess of $100,000 as soon as issued.  The Agent may, and at the direction of the Majority Lenders shall, at all times when an Event of Default exists hereunder, settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which the Agent or the Majority Lenders, as applicable, shall consider advisable and, in all cases, the Agent will credit the applicable Loan Party’s Loan Account with only the net amounts received by the Agent in payment of any Accounts owing to such Loan Party.

Section 6.10.                            Collection of Accounts; Payments.  (a)  Each Loan Party shall make collection of all Accounts and other Collateral for the Agent, shall receive all payments as the Agent’s trustee, and shall promptly (but in no event later than one Business Day after such receipt) deliver all payments in their original form duly endorsed in blank (or otherwise cause the deposit of all such payments (in a manner consistent with past practices)) into either (i) a Payment Account established for the account of a Loan Party at ASB (or with the prior written consent of the Agent, at another bank acceptable to the Agent (Wells Fargo Bank, N.A. being deemed acceptable to the Agent) and subject to documentation acceptable to Agent) or (ii) to the Concentration Account; provided, however, after giving effect to the foregoing delivery (or deposit) into a Payment Account or the Concentration Account, in no event shall the balance in any account that is not subject to the “control” (as defined in the UCC) of the Agent exceed $10,000.  On or prior to the date hereof, New World shall enter into a restricted account agreement with Wells Fargo Bank, N.A. in respect of the Concentration Account, pursuant to documentation and otherwise in form and substance satisfactory to the Agent.  Each Loan Party shall instruct all Account Debtors to make all payments directly to the address established for such service.  If, notwithstanding such instructions, a Loan Party receives any proceeds of Accounts, it shall receive such payments as the Agent’s trustee, and shall immediately deliver such payments to the Agent in their original form duly endorsed in blank or deposit them into a Payment Account, as the Agent may direct.  All collections received in any such restricted account or Payment Account or directly by a Loan Party or the Agent, and all funds in any Payment Account or other account to which such collections are deposited shall upon the request of the Agent be remitted to the Agent to be applied to the payment of the Obligations (or if the restricted account and/or Payment Account is maintained at a bank other than ASB, such service and/or Payment Account, as appropriate, shall be subject to blocked account arrangements acceptable to the Agent, which will provide that upon the request of the Agent all collections shall be remitted to the Agent for application to the payment of the Obligations).  The Agent or the Agent’s designee may, at any time during the continuation of an Event of Default, notify Account Debtors that the Accounts have been assigned to the Agent and of the Agent’s security interest therein, and may collect them directly and charge the collection costs and expenses to any one or more Loan Party’s Loan Accounts as a Revolving Loan.  So long as an Event of Default has occurred and is continuing, each Loan Party, at the Agent’s request, shall execute and deliver to the Agent such documents as the Agent shall require to grant the Agent access to any post office box in which collections of Accounts are received.

(b)                                 If sales of Inventory are made or services are rendered for cash, each Loan Party shall promptly (but in any event no later than one Business Day thereafter) deliver to the Agent or deposit into a Payment Account any cash which such Loan Party receives.

(c)                                  All payments, including immediately available funds received by the Agent at a bank designated by it, received by the Agent on account of Accounts or as proceeds of other Collateral will be the Agent’s sole property for its benefit and the benefit of the Agent and the Lenders and will be credited to the applicable Loan Party’s Loan Account (conditional upon final collection) upon the date of receipt by the Agent if received prior to 2:00 p.m. New York City time and on the Business Day following receipt by the Agent if received after 2:00 p.m. New York City time.

Section 6.11.                            Inventory.  Each Loan Party represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that all of the Inventory owned by such Loan Party is and will be held for sale in the ordinary course of such Loan Party’s business, and is and will be fit for such purposes (except for damaged or defective Inventory arising in the ordinary course of business of such Loan Party).  Each Loan Party will keep its Inventory in good and marketable condition (except for damaged or defective Inventory arising in the ordinary course of business of such Loan Party), at its own expense.  Each Loan Party will not, without the prior written consent of the Agent, acquire or accept any Inventory on consignment or approval. Each Loan Party agrees that all Inventory produced in the United States by such Loan Party will be produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and orders thereunder.  Each Loan Party will maintain a perpetual inventory reporting system at all times.

Section 6.12.                             Equipment.  (a)  All of the Equipment owned by such Loan Party is and will be used or held for use in such Loan Party’s business, and is and will be fit for such purposes (ordinary wear and tear excepted).  Each Loan Party shall keep and maintain its Equipment in good operating condition and repair subject to ordinary wear and tear.

(b)                                 Each Loan Party shall promptly inform the Agent of any material additions to or deletions from the Equipment owned by such Loan Party.  Each Loan Party shall not permit any Equipment owned by such Loan Party to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Agent does not have a Lien.  Each Loan Party will not, without the Agent’s prior written consent, alter or remove any identifying symbol or number on any of such Loan Party’s Equipment constituting Collateral.

(c)                                  Each Loan Party shall not, without the Majority Lenders’ prior written consent, sell, lease as a lessor, or otherwise dispose of any of such Loan Party’s Equipment or other assets; provided, however, that the Loan Parties may dispose of (A) any or all obsolete or no longer used or useful Equipment or other assets or (B) any other Equipment or other assets having a fair market value not to exceed (i) $500,000 in the aggregate for all Loan Parties in any Fiscal Year and (ii) $1,500,000 in the aggregate for all Loan Parties during the term of this Agreement, without the Majority Lenders’ consent.  In the event any asset having a fair market value in excess of $10,000 is sold, transferred or otherwise disposed of pursuant to clause (B) of the proviso contained in the immediately preceding sentence, (1) if such sale, transfer or disposition is effected without replacement of or commitment to replace such assets with like assets or other assets used or useful in the business of such Loan Party, or such asset is replaced by an asset leased by a Loan Party or by assets purchased by a Loan Party subject to a Lien, then, if required by the provisions of Section 4.3, the applicable Loan Party shall deliver all of the net cash proceeds of any such sale, transfer or disposition to the Agent, which proceeds shall be applied to the reduction of the Revolving Loans in the manner set forth in Section 4.3(a) (and which may thereafter be reborrowed, subject to the borrowing limitations set forth herein), or (2) if such sale, transfer or disposition is made in connection with the purchase by a Loan Party of replacement or other assets, then such Loan Party shall use the proceeds of such sale, transfer or disposition to purchase such replacement or other assets and shall deliver to the Agent written evidence of the use of the proceeds for such purchase.  All replacement or other assets purchased by any Loan Party shall be free and clear of all Liens except Permitted Liens.

Section 6.13.                             [Intentionally Omitted.]

Section 6.14.                             Documents, Instruments, and Chattel Paper.  Each Loan Party represents and warrants to the Agent and the Lenders that (a) all Documents, Instruments and Chattel Paper owned by such Loan Party describing, evidencing, or constituting Collateral, and, to the best of such Loan Party’s knowledge, all signatures and endorsements thereon, are and will be complete, valid, and genuine, and (b) all goods evidenced by such Documents, Instruments and Chattel Paper owned by such Loan Party are and will be owned by such Loan Party, free and clear of all Liens other than Permitted Liens.

Section 6.15.                             Right to Cure.  Upon prior notice to the applicable Loan Party (such notice not being required if an Event of Default is continuing), the Agent may, in its discretion, and shall, at the direction of the Majority Lenders, pay any amount or do any act required of a Loan Party hereunder or under any other Loan Document in order to preserve, protect, maintain or enforce the Obligations, the Collateral or the Agent’s Liens therein, and which such Loan Party fails to pay or do, including, without limitation, payment of any judgment against such Loan Party, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s claim, and any other Lien upon or with respect to the Collateral.  All payments that the Agent makes under this Section 6.15 and all out-of-pocket costs and expenses that the Agent pays or incurs in connection with any action taken by it hereunder shall be charged to the applicable Loan Party’s Loan Account (or if such Loan Party is not a Borrower, to the Loan Account of New World) as a Revolving Loan.  Any payment made or other action taken by the Agent under this Section 6.15 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

Section 6.16.                             Power of Attorney.  Each Loan Party hereby appoints the Agent and the Agent’s designee as such Loan Party’s attorney:  (a) to endorse such Loan Party’s name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Agent’s or any Lender’s possession; (b) to sign such Loan Party’s name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements and other public records and to file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedure; (c) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys, due or to become due under or with respect to any of the Collateral; (d) so long as any Event of Default has occurred and is continuing, to notify the post office authorities to change the address for delivery of such Loan Party’s mail to an address designated by the Agent and to receive, open and dispose of all mail addressed to such Loan Party; (e) to send requests for verification of Accounts to customers or Account Debtors; (f) to complete in such Loan Party’s name or the Agent’s name, any order, sale or transaction, obtain the necessary Documents in connection therewith, and collect the proceeds thereof; (g) to clear Inventory, the purchase of which was financed with Letters of Credit, through customs in such Loan Party’s name, the Agent’s name or the name of the Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Loan Party’s name for such purpose; and (h) to do all things reasonably necessary to carry out this Agreement.  Each Loan Party ratifies and approves all acts of such attorney.  None of the Lenders or the Agent nor their attorneys will be liable for any acts or omissions or for any error of judgment or mistake of fact or law.  This power, being coupled with an interest, is irrevocable until this Agreement has been terminated and the Obligations have been fully satisfied.

Section 6.17.                             The Agent’s and Lenders’ Rights, Duties and Liabilities.  Each Loan Party assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral.  The Obligations shall not be affected by any failure of the Agent or any Lender to take any steps to perfect the Agent’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Loan Party from any of the Obligations.  Following the occurrence and continuation of an Event of Default, the Agent may (but shall not be required to), and at the direction of the Majority Lenders shall, without notice to or consent from any of the Loan Parties, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of the Loan Parties for the Obligations or under this Agreement or any other agreement now or hereafter existing between the Agent and/or any Lender and any Loan Party.

ARTICLE VII

BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

Section 7.1.                                   Books and Records.  Each Loan Party shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 7.2(a).  Each Loan Party shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP.  Each Loan Party shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Agent or any Lender shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to the Accounts; (b) the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and (c) all other dealings affecting the Collateral.

Section 7.2.                                   Financial Information.  Each Loan Party shall promptly furnish to each Lender all such financial information as the Agent or any Lender shall reasonably request, and notify its auditors and accountants that the Agent, on behalf of the Lenders, is authorized to obtain such information directly from them.  Without limiting the foregoing, each Loan Party will furnish (or cause to be furnished) to the Agent, in sufficient copies for distribution by the Agent to each Lender, in such detail as the Agent or the Lenders shall reasonably request, the following:

(a)                                  As soon as available, but in any event not later than 120 days after the close of each Fiscal Year, consolidated audited and consolidating audited balance sheets, and statements of income and expense, cash flow and of stockholders’ equity for New World and its Subsidiaries for such Fiscal Year and figures from the Latest Projections, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year and figures from the Latest Projections, all in reasonable detail, fairly presenting the financial position and the results of operations of New World and its Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP consistently applied. Such statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such statements performed on a consolidated basis, accompanied by an unqualified report thereon of independent certified public accountants selected by New World and reasonably satisfactory to the Agent.

(b)                                 As soon as available, but in any event not later than 45 days after the end of each fiscal month (including, without limitation, in the case of any month that is also a fiscal quarter end) of New World, consolidated and consolidating unaudited balance sheets of New World and its Subsidiaries as at the end of such month, and consolidated and consolidating unaudited statements of income and expense and cash flow for New World and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form figures from the Latest Projections together with an analysis and reconciliation of material variances, all in reasonable detail, fairly presenting the financial position and results of operations of New World and its Subsidiaries as at the date thereof and for such periods, and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 7.2(a) with such changes as may be required by GAAP.  New World shall certify by a certificate signed on behalf of New World by a Responsible Officer that all such statements have been prepared in accordance with GAAP and present fairly, subject to year-end adjustments in accordance with GAAP and the lack of footnote disclosure, each Loan Party’s financial position and New World’s consolidated financial position, as at the dates thereof, and its results of operations for the periods then ended.

(c)                                  As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, consolidated and consolidating unaudited balance sheets of New World and its consolidated and consolidating Subsidiaries as at the end of such quarter, and consolidated and consolidating unaudited statements of income and expense and statement of cash flows for New World and its Subsidiaries for such quarter and for the period from the beginning of the then current Fiscal Year to the end of such quarter, setting forth in each case in comparative form figures from the Latest Projections together with an analysis and presentation of material variances, all in reasonable detail, fairly presenting the financial position and results of operation of New World and its Subsidiaries as at the date thereof and for such periods, prepared in accordance with GAAP consistent with the audited Financial Statements required to be delivered pursuant to Section 7.2(a) with such changes as may be required by GAAP.  The Loan Parties shall certify by a certificate signed on their behalf by a Responsible Officer of each such Person that all such statements have been prepared in accordance with GAAP and present fairly, subject to normal year-end adjustments and the lack of footnote disclosure, each Loan Party’s financial position and New World’s consolidated financial position, as at the dates thereof, and its results of operations for the periods then ended.

(d)                                 With each of the audited Financial Statements delivered pursuant to Section 7.2(a), a certificate of the independent certified public accountants that examined such statement to the effect that they have reviewed and are familiar with this Agreement and that, in examining such Financial Statements, they did not become aware of any fact or condition which then constituted a Default or Event of Default with respect to a financial covenant, except for those, if any, described in reasonable detail in such certificate.

(e)                                  With each of the annual audited Financial Statements delivered pursuant to Section 7.2(a), and within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, a certificate of the chief financial officer of each Loan Party

(i) setting forth in reasonable detail the calculations required to establish that the Loan Parties were in compliance with the covenants set forth in Sections 9.24, 9.25 (if applicable) and 9.26 as at the end of the applicable Test Period, (ii) commencing with the first Margin Adjustment Test Period, setting forth in reasonable detail the calculation of the Fixed Charge Coverage Ratio for the Test Period ended on the last day of the Fiscal Year or fiscal quarter for which such certificate is being delivered and (iii) stating that, except as explained in reasonable detail in such certificate, (A) all of the representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time (except to the extent such representations and warranties specifically relate solely to an earlier date), (B) the Borrowers are, at the date of such certificate, in compliance in all material respects with all of their respective covenants and agreements in this Agreement and the other Loan Documents, (C) no Default or Event of Default then exists or existed during the period covered by such Financial Statements, (D) describing and analyzing in reasonable detail all material trends, changes, and developments in each and all Financial Statements; and (E) explaining the material variances of the figures in the corresponding budgets and prior Fiscal Year financial statements.  If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with (other than financial covenants), a Default or Event of Default existed or exists, such certificate shall set forth what action New World has taken or proposes to take with respect thereto, if any.

(f)                                    No later than December 31st of each year (commencing December 31, 2003), a budget which has been approved by New World’s Board of Directors (to include consolidated and consolidating balance sheets, statements of income and expenses and statement of cash flow) for New World and its Subsidiaries on a combined basis as at the end of and for each month of such Fiscal Year, together with forecasts prepared by management of each of the Borrowers, in form and substance satisfactory to Agent, including balance sheets, income statements and cash flow statements of a quarterly basis for the following Fiscal Year together with a five year financial model of New World and its Subsidiaries based on a fiscal year ended on the last day of each December, including, without limitation, monthly projections for the next two years and other financial information, in substantially the form delivered at or prior to the Closing Date pursuant to Section 10.1(x).

(g)                                 Promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by New World or any of its Subsidiaries with the Securities and Exchange Commission under the Exchange Act, and promptly upon the receipt or sending thereof, as applicable, copies of all reports, notices, or statements sent or received by New World or any of its Subsidiaries to or from the holders of any Debt or Equity Interests of New World or any of its Subsidiaries or to or from the trustee under any indenture under which the same is issued.

(h)                                 As soon as available, but in any event not later than 15 days after any Loan Party’s receipt thereof, a copy of all management reports and management letters prepared for New World or any of its Subsidiaries by any independent certified public accountants of New World or any of its Subsidiaries.

(i)                                     Promptly after their preparation, copies of any and all proxy statements and financial statements which New World or any of its Subsidiaries makes available to its shareholders.

(j)                                     Upon request by the Agent, a copy of each tax return filed by New World or by any of its Subsidiaries.

(k)                                  Promptly after their receipt or delivery, all notices, financial statements and other reporting requirements received pursuant to the Senior Secured Debt Documents to the extent not otherwise delivered hereunder or under the Intercreditor Agreement.

(l)                                     As soon as available, in any event not later than 30 days after the end of each fiscal quarter of the Borrowers, detailed reports, in form and substance satisfactory to the Agent, regarding the Borrowers’ aggregate Committed Capital Expenditures associated with future store openings and purchases of Fixed Assets, in each case, as of the end of such quarter.

(m)                               Such additional information as the Agent and/or any Lender may from time to time reasonably request regarding the financial and business affairs of New World or any of its Subsidiaries.

Section 7.3.                                   Notices to the Lenders.  Each Loan Party shall notify the Agent in writing of the following matters at the following times:

(a)                                  Immediately after becoming aware of any Default or Event of Default.

(b)                                 Immediately after becoming aware of the assertion by the holder of any capital stock or Debt of New World or of any Subsidiary thereof that a default exists with respect thereto or that New World or any Subsidiary thereof is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance.

(c)                                  Immediately after becoming aware of the occurrence of a Material Adverse Effect.

(d)                                 Immediately after becoming aware of any pending or threatened action, suit, proceeding or counterclaim by any Person, or any pending or threatened investigation by a Governmental Authority, which would reasonably be expected to have a Material Adverse Effect.

(e)                                  Immediately after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting New World or any of its Subsidiaries in a manner which would reasonably be expected to have a Material Adverse Effect.

(f)                                    Immediately after becoming aware of any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting New World or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

(g)                                 Immediately after receipt of any notice from a Governmental Authority of any violation by New World or any of its Subsidiaries of any Environmental Law which could reasonably be expected to result in liability in excess of $200,000 or that any Governmental Authority has asserted in writing that New World or any Subsidiary thereof is not in compliance with any Environmental Law, where the subject noncompliance would reasonably be expected to result in liability in excess of $200,000.

(h)                                 Immediately after receipt of any written notice that New World or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that New World or any Subsidiary is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in either case, is reasonably likely to give rise to liability in excess of $200,000.

(i)                                     Immediately promptly after receipt of any written notice of the imposition of any Environmental Lien against any property of New World or any of its Subsidiaries.

(j)                                     Any change in a Loan Party’s name, state of organization, or form of organization, trade names or styles under which a Loan Party will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least thirty (30) days prior thereto.

(k)                                  Within ten (10) Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know of the occurrence of (i) an ERISA Event, or (ii) a non-exempt prohibited transaction (as defined in Section 406 of ERISA and 4975 of the Code) that could reasonably be expected to subject any Loan Party to a material excise tax, and (promptly after any Loan Party is notified in writing or otherwise, of) any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto.

(l)                                     Upon request, or, in the event that such filing reflects a significant adverse change with respect to the matters covered thereby, within three (3) Business Days after the filing thereof with the PBGC, the DOL or the IRS, as applicable, copies of the following:  (i) each annual report (Form 5500 Series), including Schedule B thereto, filed with the PBGC, DOL or the IRS with respect to each Pension Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Pension Plan and all communications received by any Loan Party or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Pension Plan of any Loan Party or any ERISA Affiliate.

(m)                               Upon request, copies of each actuarial report for any Pension Plan or Multi-employer Plan and annual report for any Multi-employer Plan (to the extent such Multi-

employer Plan documents are reasonably available to a Loan Party or ERISA Affiliate); and within three (3) days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of the following:  (i) any notices of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer such Pension Plan pursuant to Section 4042 of ERISA; (ii) any unfavorable determination letter from the IRS regarding the qualification of a Pension Plan under Section 401(a) of the Code; or (iii) any notice from a Multi-employer Plan regarding the imposition of withdrawal liability.

(n)                                 Within three (3) Business Days after the occurrence thereof:  (i) any changes in the benefits of any existing Pension Plan which increase any Loan Party’s annual contributions with respect thereto by an amount in excess of $200,000, or the establishment of any new Pension Plan or the commencement of contributions to any Pension Plan or Multi-employer Plan to which any Loan Party or any ERISA Affiliate was not previously contributing, which results in an increase in the annual contributions of any Loan Party to all Pension Plans in excess of $200,000; or (ii) any failure by any Loan Party or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment provided that, if any such failure would result in a Lien being placed upon any assets of any Loan Party or any ERISA Affiliate, notice shall be given within three (3) Business Days after any Loan Party or any ERISA Affiliate knows that such installment or other required payment will not be made.

(o)                                 Within three (3) Business Days after any Loan Party or any ERISA Affiliate knows that any of the following events has or will occur:  (i) a Multi-employer Plan has been or will be terminated; or (ii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi-employer Plan.

(p)                                 Not later than the last day of each month, a list of all store locations that (i) were closed or otherwise ceased operations or (ii) relocated or opened, in each case, during such month.

Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that the applicable Loan Party or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.

ARTICLE VIII

GENERAL WARRANTIES AND REPRESENTATIONS

Each Loan Party, jointly and severally, warrants and represents to the Agent and the Lenders that except as hereafter disclosed to and accepted by the Agent and the Majority Lenders in writing:

Section 8.1.                                   Authorization, Validity, and Enforceability of this Agreement and the Other Transaction Documents.  Such Loan Party has the corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party, to incur or guaranty, as applicable, the Obligations, and to grant to the Agent Liens upon and security interests in the Collateral in which it has an interest.  Such Loan Party has taken all necessary corporate (including without limitation, obtaining approval of its stockholders if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party.  No consent, approval, or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with such Loan Party’s execution, delivery and performance of this Agreement or any of the other Transaction Documents to which it is a party except for those already duly obtained or made and which are in full force and effect.  This Agreement and the other Transaction Documents to which such Loan Party is a party have been duly executed and delivered by such Loan Party, and constitute the legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms without defense, setoff or counterclaim.  Such Loan Party’s execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of such Loan Party or any of its Subsidiaries by reason of the terms of (a) any material contract, mortgage, Lien, lease, agreement, indenture, or instrument to which such Loan Party or any Subsidiary is a party or which is binding upon it (other than pursuant to the Loan Documents and the Senior Secured Debt Documents), (b) any Requirement of Law applicable to such Loan Party or any of its Subsidiaries, or (c) the certificate or articles of incorporation or by-laws of such Loan Party or any of its Subsidiaries.

Section 8.2.                                   Validity and Priority of Security Interest.  The provisions of this Agreement, the Patent and Trademark Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the ratable benefit of the Agent and the Lenders, and when (a) financing statements in appropriate form are filed in the appropriate offices, (b) any Mortgage is filed in the land records of the appropriate registry office, (c) the Patent and Trademark Agreement (or any assignments required thereunder) are filed and recorded with the United States Patent and Trademark Office, (d) the Agent has possession of Collateral which can be perfected by possession only and (e) the Agent has “control” (as defined in the UCC) of any Collateral which can be perfected by “control” (as defined in the UCC) only, such Liens shall constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on such Collateral (except, with respect to Fixed Assets, for those Liens identified in clauses (c), (d), (e), (g), (h) and (k) (but only to the extent set forth in the related financial institution account agreement or blocked account agreement) of the definition of Permitted Liens), securing all the Obligations, and enforceable against the Loan Parties and all third parties.

Section 8.3.                                   Organization and Qualification.  Such Loan Party (a) is duly organized and validly existing in good standing under the laws of the state of its organization, (b) is qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth on Schedule 8.3 which are the only jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect and (c) has all requisite power and authority to conduct its business and to own its property.

Section 8.4.                                   Corporate Name; Prior Transactions.  Except as set forth on Schedule 8.4, such Loan Party has not, during the past five (5) years from the date hereof, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business.

Section 8.5.                                   Subsidiaries.  Schedule 8.5 is a correct and complete list of the name and relationship to each Loan Party of each and all of such Loan Party’s Subsidiaries.  No Activation Event has occurred or exists with respect to any Non-Restricted Subsidiary.

Section 8.6.                                   Financial Statements and Projections.  (a)  The Loan Parties have delivered to the Agent and the Lenders consolidated and consolidating audited financial statements of New World for the fiscal year ended December 31, 2002.  Such financial statements are attached hereto as Exhibit B.  All such financial statements have been prepared in accordance with GAAP and present fairly in all material respects the results of operations and financial position of New World and its Subsidiaries for the periods then ended and at the end of such periods.

(b)                                 The Latest Projections when submitted to the Lenders as required herein represent the Loan Parties’ reasonable estimate as of the date submitted of the future financial performance of New World and its Subsidiaries for the periods set forth therein.  The Latest Projections have been prepared on the basis of the assumptions set forth therein, which each Loan Party believes are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Lenders.  It is understood that (i) any projections furnished to the Agent or any Lender are subject to significant uncertainties and contingencies, which may be beyond each Borrower’s and its Subsidiaries’ control, (ii) no assurance is given by a Borrower and its Subsidiaries that such projections will be realized, and (iii) the actual results may differ from such projections and such differences may be material.

(c)                                  The Loan Parties have delivered to the Agent and the Lenders a copy of the unaudited quarterly balance sheets and income statements of New World and its Subsidiaries for the fiscal quarter ended March 31, 2003, which present, fairly, in all material respects, New World’s and its Subsidiaries financial condition as at such date, and has been prepared in accordance with GAAP (except for footnote disclosures and year-end adjustments in accordance with GAAP).

Section 8.7.                                  Capitalization.  Schedule 8.7 is a correct and complete description of the capitalization of each of the Loan Parties, and, such Schedule 8.7 sets forth the number of authorized, issued and outstanding shares of stock or other Equity Interests in each such Loan Party.  All issued and outstanding shares of stock or other Equity Interests are fully paid and non-assessable and are owned beneficially and of record by the Persons set forth on such Schedule 8.7.

Section 8.8.                                   Solvency.  (a)  The Loan Parties taken as a whole are Solvent prior to and after giving effect to the making of each Revolving Loan and the issuance of each Letter of Credit.

(b)                                 Such Loan Party is Solvent prior to and after giving effect to the making of the Revolving Loans to be made on the Closing Date and the issuance of any Letters of Credit to be issued on the Closing Date, and shall remain Solvent during the term of this Agreement, in each case, without giving effect to any intercompany liabilities among Loan Parties and after giving effect to any right of contribution with respect to any debt under which it is a joint and several obligor with another Loan Party.

Section 8.9.                                  Debt.  After giving effect to the making of the Revolving Loans to be made on the Closing Date, such Loan Party and its Subsidiaries will have no Debt, except (a) the Obligations, (b) the Senior Secured Debt, (c) trade payables and other contractual obligations arising in the ordinary course of business and (d) Debt described on Schedule 9.12.

Section 8.10.                             Title to Property.  Such Loan Party has good and marketable title in fee simple to its real property listed on Schedule 8.10 hereto, and such Loan Party has good, indefeasible and merchantable title to all of its other property, free of all Liens except Permitted Liens.

Section 8.11.                             Real Estate; Leases.  Schedule 8.11 sets forth, as of the Closing Date, a correct and complete list of all real property owned by such Loan Party, and all leases and subleases of real or personal property by such Loan Party as lessee or sublessee (other than leases of personal property as to which such Loan Party is lessee or sublessee for which the value of such personal property is less than $50,000 individually or $100,000 in the aggregate), and all leases and subleases of real or personal property by such Loan Party as lessor or sublessor.  To the knowledge of such Loan Party, each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists except for those defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 8.12.                             Proprietary Rights.  Schedule 8.12 sets forth a correct and complete list of all of such Loan Party’s Proprietary Rights.  None of the Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 8.12. To the best of such Loan Party’s knowledge, none of the Proprietary Rights infringes on or conflicts with any other Person’s property, and no other Person’s property infringes on or conflicts with the Proprietary Rights.  The Proprietary Rights described on Schedule 8.12 constitute all of the property of such type necessary to the current and anticipated future conduct of such Loan Party’s business.

Section 8.13.                             Trade Names.  All trade names or styles under which such Loan Party will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on Schedule 8.13.

Section 8.14.                             Litigation.  There is no pending or threatened action, suit, proceeding, or counterclaim by any Person or investigation by any Governmental Authority, or any basis for any of the foregoing, which could reasonably be expected to have a Material Adverse Effect.

Section 8.15.                             Restrictive Agreements.  Such Loan Party is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which affects its ability to execute, deliver, and perform the Loan Documents or any other Transaction Documents to which it is a party and repay the Obligations or which materially and adversely affects or, insofar as such Loan Party can reasonably foresee, could reasonably be expected to have a Material Adverse Effect.

Section 8.16.                             Labor Disputes.  (a) There is no collective bargaining agreement or other labor contract covering employees of such Loan Party, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c)  no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of such Loan Party or for any similar purpose, and (d) there is no pending or (to the best of such Loan Party’s knowledge) threatened, strike, work stoppage, unfair labor practice claim, or other labor dispute against or affecting such Loan Party or its employees.

Section 8.17.                             Environmental Laws.  Except as could not be reasonably likely to have a Material Adverse Effect:  (a)  Such Loan Party is and has complied with all Environmental Laws applicable to its Real Estate and business, and neither such Loan Party nor any of its present Real Estate or operations nor its past property or operations, is subject to any written enforcement order from or liability agreement with any Governmental Authority or private Person respecting (i) non-compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

(b)                                 Such Loan Party has obtained or applied for all permits necessary for its current operations under Environmental Laws, and all such applications and permits are in good standing and such Loan Party is in compliance with all terms and conditions of such permits.

(c)                                  Neither such Loan Party nor, to the best of such Loan Party’s knowledge, any of its predecessors-in-interest, has stored, treated or disposed of any hazardous waste on any Real Estate, so as to require a hazardous waste treatment, storage or disposal facility permit pursuant to 40 C.F.R. Part 261 or any equivalent Environmental Law.

(d)                                 Such Loan Party has not received any summons, complaint, order or similar written notice that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

(e)                                  To such Loan Party’s knowledge, none of the present or past operations of such Loan Party is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

(f)                                    There is not now, nor to the best of such Loan Party’s knowledge has there ever been, on or in any of the Real Estate:

(i)                                     any underground storage tanks or surface impoundments,

(ii)                                  any asbestos-containing material, or

(iii)                               any polychlorinated biphenyls (PCB’s) used in hydraulic oils, electrical transformers or other equipment.

(g)                                 Such Loan Party has not filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted release or discharge of a Contaminant into the environment.

(h)                                 Such Loan Party has not entered into any settlement agreements with any Person (including, without limitation, the prior owner of its property) imposing obligations or liabilities on such Loan Party with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

(i)                                     No Environmental Lien has attached to any Real Estate of such Loan Party.

Section 8.18.                             No Violation of Law.  Such Loan Party is not in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation could reasonably be expected to have a Material Adverse Effect.

Section 8.19.                             No Default.  Such Loan Party is not in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which such Loan Party or any of its Subsidiaries is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

Section 8.20.                             ERISA Compliance.  (a)  (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable federal or state law; (ii) each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the best knowledge of such Loan Party, nothing has occurred which would cause the loss of such Plan’s qualification; and (iii) each Loan Party and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the knowledge of such Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in excess of $250,000; (iii) no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; and (v) no Loan Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 8.21.                            Tax Filings.  Such Loan Party has filed all federal, state income and other tax returns and reports required to be filed, and have paid all federal, state income and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those being contested in good faith by appropriate proceedings.

Section 8.22.                             Regulated Entities.  None of such Loan Party, any Person controlling such Loan Party, or any Subsidiary thereof, is an “Investment Company” within the meaning of the Investment Company Act of 1940.  Neither such Loan Party nor any Subsidiary thereof is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur indebtedness.

Section 8.23.                             Use of Proceeds; Margin Regulations.  The proceeds of Revolving Loans are to be used for working capital and other general business purposes of the Loan Parties permitted hereunder.  Such Loan Party is not engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

Section 8.24.                             Copyrights, Patents, Trademarks and Licenses, etc.  Such Loan Party owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person.  To the best knowledge of such Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by such Loan Party infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is ending or threatened, and no patent, invention, device, application, principle or any statue, law, rule, regulation, standard or code is pending or, to the knowledge of such Loan Party, proposed, which, in any case, could reasonably be expected to have a Material Adverse Effect.

Section 8.25.                             No Material Adverse Change.  No Material Adverse Effect has occurred since December 31, 2002.

Section 8.26.                             Full Disclosure.  None of the representations or warranties made by such Loan Party in any of the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of such Loan Party in connection with any of the Loan Documents (including the offering and disclosure materials delivered by or on behalf of such Loan Party to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 8.27.                             Material Agreements.  Schedule 8.27 hereto sets forth all material agreements and contracts to which such Loan Party is a party or is bound as of the date hereof.

Section 8.28.                             Bank Accounts. Schedule 8.28  contains a complete and accurate list of all bank accounts maintained by such Loan Party with any bank or other financial institution.

Section 8.29.                             Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of this Agreement or any other Loan Document.

Section 8.30.                             Restructuring.  The transactions contemplated by the Senior Secured Debt Documents have been duly and validly consummated, without any material modification, amendment or waiver (except as reasonably approved in writing by the Majority Lenders), in accordance with the terms, conditions and provisions of such agreement. Each of the representations and warranties made by any Loan Party in the Senior Secured Debt Documents is true and correct in all material respects. To the best of the Loan Parties’ knowledge, each of the representations and warranties made by any party (other than a Loan Party) to the Senior Secured Debt Documents is true and correct in all material respects. Neither the transactions contemplated by this Agreement and the other Loan Documents nor the Senior Secured Debt Documents shall result in a breach of any of the representations and warranties contained in any of the Transaction Documents.

Section 8.31.                             Subordinated Lien.  The Liens granted pursuant to the Senior Secured Debt Documents are effectively subordinated to the Agent’s Liens, other than certain liens in favor of The Bank of New York, as Subordinated Creditor Collateral Agent under, and as set forth in, the Intercreditor Agreement.

Section 8.32.                             Distributions.  Since the Closing Date, no Distribution has been declared, paid, or made upon or in respect of any capital stock or other securities of such Loan Party or any of its Subsidiaries, other than Distributions permitted to be made pursuant to Section 9.9.

Section 8.33.                             Franchises.  Each franchise agreement to which any Loan Party is party constitutes the valid, binding and enforceable obligation of each party thereto. There is no pending or threatened action or suit by any of the Loan Parties’ franchisees involving any of the Loan Parties.

ARTICLE IX

AFFIRMATIVE AND NEGATIVE COVENANTS

Each Loan Party covenants to the Agent and each Lender that, so long as any of the Obligations remain outstanding or this Agreement is in effect:

Section 9.1.                                   Taxes and Other Obligations.  Such Loan Party shall, and shall cause each of its Subsidiaries to, (a) file when due all federal, state income and other tax returns and other reports which it is required to file; (b) pay, or provide for the payment, when due, of all taxes (including, without limitation, sales tax), fees, assessments and other governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Agent and the Lenders, upon request, satisfactory evidence of its timely compliance with the foregoing; and (c) pay when due all Debt owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, so long as such Loan Party has notified the Agent in writing, neither such Loan Party nor any of its Subsidiaries need pay any such amount (i) that it is contesting in good faith by appropriate proceedings diligently pursued, (ii) with respect to which such Loan Party or its Subsidiary, as the case may be, has established proper reserves for as provided in GAAP, and (iii) for which no Lien (other than a Permitted Lien) results from such non-payment.

Section 9.2.                                   Corporate Existence and Good Standing.  Such Loan Party shall maintain its corporate existence, its rights, privileges and franchises necessary in the ordinary conduct of its business and its qualification and good standing in all jurisdictions in which the failure to maintain such qualification or good standing could reasonably be expected to have a Material Adverse Effect.

Section 9.3.                                   Compliance with Law and Agreements; Maintenance of Licenses.  Such Loan Party shall comply in all material respects with (i) all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act) and (ii) the terms of its obligations under all material agreements to which it is a party. Such Loan Party shall obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business, except where the failure to so obtain or maintain the foregoing could not reasonably be expected to have a Material Adverse Effect. Such Loan Party shall not modify, amend or alter its certificate or article of incorporation other than in a manner which could not reasonably be expected to adversely affect the rights of the Lenders or the Agent (in their capacity as such).

Section 9.4.                                   Maintenance of Property.  Such Loan Party shall maintain all of its property necessary in the conduct of its business as currently conducted, in good operating condition and repair, ordinary wear and tear excepted.

Section 9.5.                                   Insurance.  (a) Such Loan Party shall maintain, with financially sound and reputable insurers having a rating of at least A-VII or better by Best Rating Guide, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage; and such other hazards or of such other types as is customary for Persons engaged in the same or similar business, as the Agent, in its discretion, or acting at the direction of the Majority Lenders, shall specify, in amounts, and under policies acceptable to the Agent and the Majority Lenders. Without limiting the foregoing, such Loan Party shall also maintain flood insurance, in the event of a designation of the area in which any Real Estate covered by the Mortgages and any of the Equipment and Inventory located on such Real Estate is located as “flood prone” or a “flood risk area,” (hereinafter “SFHA”) as defined by the Flood Disaster Protection Act of 1973, as amended, in an amount to be reasonably determined by the Agent, and shall comply with the additional requirements of the National Flood Insurance Program as set forth in said Act. Upon the Majority Lenders’ request, such Loan Party shall maintain flood insurance for its Inventory and Equipment which is, at any time, located in a SFHA.

(b)                                 Such Loan Party shall cause the Agent, for the benefit of the Agent and the Lenders, to be named in each such policy as secured party or mortgagee and sole loss payee or additional insured in a manner reasonably acceptable to the Agent. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days’ prior written notice to the Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Agent shall not be impaired or invalidated by any act or neglect of any Loan Party or the owner of any premises for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by such Loan Party when due, and certificates of insurance and, if requested by the Agent or any Lender, photocopies of the policies, shall be delivered to the Agent, in each case in sufficient quantity for distribution by the Agent to each of the Lenders. If a Loan Party fails to procure such insurance or to pay the premiums therefor when due, the Agent may, and at the direction of the Majority Lenders shall, do so from the proceeds of Revolving Loans.

(c)                                  Such Loan Party shall promptly notify the Agent and the Lenders of any loss, damage, or destruction to the Collateral having a value greater than $250,000 in the aggregate for all Loan Parties, whether or not covered by insurance. Such Loan Party shall, immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of its property, notify the Agent of the pendency of such proceeding, and agrees that the Agent may participate in any such proceeding, and such Loan Party from time to time will deliver to the Agent all instruments reasonably requested by the Agent to permit such participation. The Agent is hereby authorized to collect all insurance and/or condemnation proceeds in respect of the Collateral or other property of such Loan Party directly, and to apply or remit them as follows:

(i)                                     With respect to insurance and/or condemnation proceeds less than $250,000 in the aggregate in any Fiscal Year relating to property other than Collateral, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall promptly remit to the applicable Loan Party such proceeds. With respect to insurance and/or condemnation proceeds greater than or equal to $250,000 in the aggregate in any Fiscal Year relating to property other than Collateral, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds to the reduction of the Loans as if such proceeds constituted proceeds of asset sales.

(ii)                                  With respect to insurance and/or condemnation proceeds relating to Collateral other than Fixed Assets, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds, ratably, to the reduction of the Obligations.

(iii)                               With respect to insurance and/or condemnation proceeds relating to Collateral consisting of Fixed Assets, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds to the reduction of the Loans as if such proceeds constituted proceeds of asset sales, or at the option of the Majority Lenders, may permit or require the applicable Loan Party to use such money, or any part thereof, to replace, repair, restore or rebuild the relevant Fixed Assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage, destruction or condemnation; provided, however, that so long as there does not then exist any Default or Event of Default, such Loan Party shall be permitted to use insurance or condemnation proceeds relating to Collateral consisting of Fixed Assets in an aggregate amount not to exceed $250,000 with respect to any occurrence, to replace, repair, restore or rebuild the relevant Fixed Assets in the manner set forth in this sentence; and loss, damage, destruction or condemnation or purchase other Collateral used or useful in its business; provided, that such Loan Party first (x) provides the Agent and the Majority Lenders with plans and specifications for any such repair or restoration which shall be reasonably satisfactory to the Agent and the Majority Lenders and (y) demonstrates to the reasonable satisfaction of the Agent and the Majority Lenders that the funds available to it will be sufficient to complete such project in the manner provided therein.

Section 9.6.                                   Environmental Laws.  (a) Such Loan Party shall conduct its business in material compliance with all Environmental Laws applicable to it, including, without limitation, those relating to the generation, handling, use, storage, and disposal of any Contaminant, except for such non-compliances for which the aggregate liability of the Loan

Parties for all currently pending non-compliances is not reasonably likely to exceed $250,000. Such Loan Party shall take prompt and appropriate action to respond to any non-compliance with Environmental Laws, and shall regularly report to the Agent on such response, except for such non-compliances for which the aggregate liability of the Loan Parties for all such non-compliances is not reasonably likely to exceed $250,000.

(b)                                 Without limiting the generality of the foregoing, each Loan Party shall submit to the Agent and the Lenders annually, commencing on the first Anniversary Date, and on each Anniversary Date thereafter, an update of the status of each environmental compliance or environmental liability issue which is reasonably likely to result in liability in excess of $250,000. The Agent or any Lender may request copies of technical reports prepared by any Loan Party and its communications with any Governmental Authority to determine whether such Loan Party or any of its Subsidiaries is proceeding reasonably to correct, cure or contest in good faith any alleged non-compliance or environmental liability as required hereunder. Each Loan Party shall, at the Agent’s or the Majority Lenders’ reasonable written request and at such Loan Party’s expense, (i) retain an independent environmental engineer reasonably acceptable to the Agent to evaluate such non-compliance or liability matters and prepare and deliver to the Agent, in sufficient quantity for distribution by the Agent to the Lenders, a report setting forth the results of such evaluation and, if required by Environmental Law, a proposed plan for responding to such non-compliance or liability matter described therein, and an estimate of the costs thereof, and (ii) provide to the Agent and the Lenders a supplemental report of such engineer whenever the scope of the environmental problems, or the response thereto or the estimated costs thereof, shall change in any material respect.

Section 9.7.                                   Compliance with ERISA.  Such Loan Party shall, and shall cause each of its Subsidiaries to: (a) maintain each Plan in material compliance with the applicable provisions of ERISA, the Code and other applicable law; (b) make all required contributions to any Plan subject to Section 412 of the Code; (c) not engage in a transaction that reasonably could be expected to be subject to Section 4069 or 4212(c) of ERISA; and (d) promptly file the annual report (IRS Form 5500) for all Plans.

Section 9.8.                                   Mergers, Consolidations or Sales.  Such Loan Party shall not enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except (a) for sales of Inventory in the ordinary course of its business; (b) for sales or other dispositions of assets as and to the extent permitted by Section 6.12 and Section 4.3; (c) for licenses of Proprietary Rights in the ordinary course of business, provided that no such sales or licenses could reasonably be expected to have a Material Adverse Effect; (d) any Subsidiary of a Loan Party may merge into or consolidate with a Loan Party so long as no Default or Event of Default is existing and the resulting merger or consolidation would not have a Material Adverse Effect; (e) any Asset Sale with respect to which the Loan Parties receive aggregate consideration of less than $1,000,000 (so long as no Default or Event of Default then exists or would result therefrom); (f) any Asset Sale with respect to which the Loan Parties receive aggregate consideration of $1,000,000 or more pursuant to which (i) such Loan Party receives consideration at the time of such Asset Sale at least equal to the fair market value

(evidenced by a resolution of the board of directors of New World set forth in an officers’ certificate delivered to the Agent) of the assets or properties issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by such Loan Party is in the form of cash or cash equivalents (provided that the amount of (x) any liabilities (as shown on such Loan Party’s most recent balance sheet) of such Loan Party (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases such Loan Party from further liability and (y) any notes or other obligations received by such Loan Party from such transferee that are converted by such Loan Party into cash within 360 days of the closing of such Asset Sale (to the extent of the cash received) shall be deemed to be cash for purposes of this provisions) (so long as no Default or Event of Default then exists or would result therefrom); and (g) a Primary Offering of Capital Stock of Einstein (as long as (i) no Default or Event of Default then exists or would result therefrom and (ii) Einstein remains a Guarantor). The inclusion of proceeds in the definition of Collateral shall not be deemed to constitute the Agent’s or any Lender’s consent to any sale or other disposition of the Collateral except as expressly permitted herein.

Section 9.9.                                   Distributions; Capital Change; Restricted Investments.  Neither such Loan Party nor any of its Subsidiaries shall (a) directly or indirectly declare or make, or incur any liability to make, any Distribution, except Permitted Distributions, (b) make any change in its capital structure which could reasonably be expected to have a Material Adverse Effect or (c) make any Restricted Investment, except (x) for loans to franchisees and area developers in an amount not to exceed $250,000 in the aggregate for all Loan Parties in any Fiscal Year and (y) the existing loans to franchisees set forth on Schedule 9.9 hereto. Notwithstanding the foregoing, New World may (x) consummate a Qualified Recapitalization or (y) redeem Series Z Preferred Stock to be issued pursuant to a Qualified Recapitalization; provided that in the case of each of the foregoing (i) no Default or Event of Default then exists or would result therefrom and (ii) after giving effect thereto the Total Exposure will not exceed $5,000,000.

Section 9.10.                             Transactions Affecting Collateral or Obligations.  Neither such Loan Party nor any of its Subsidiaries shall enter into any transaction which would be reasonably expected to have a Material Adverse Effect.

Section 9.11.                             Guaranties.  Neither such Loan Party nor any of its Subsidiaries shall make, issue, or become liable on any Guaranty, except Guaranties of the Obligations in favor of the Agent and Guaranties of obligations under the Senior Secured Debt Documents.

Section 9.12.                             Debt.  Neither such Loan Party nor any of its Subsidiaries shall incur or maintain any Debt, other than without duplication: (a) the Obligations; (b) the Senior Secured Debt other than in connection with the issuance of any “Additional Notes” pursuant to (and as defined in) the Senior Secured Debt Documents; (c) other Debt existing on the Closing Date and described on Schedule 9.12; (d) in the case of the Borrowers and their Subsidiaries, Purchase Money Obligations in an aggregate principal amount for all Loan Parties not to exceed $3,000,000 at any time outstanding during the term of this Agreement; (e) Debt between and among Loan Parties (which Debt shall be subordinated to the Obligations on terms and conditions satisfactory to the Agent and which shall be pledged under the Pledge Agreement); (f) trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of business; (g) renewals, extensions or refinancings of Debt referred to in clauses (b), (c) and (f), provided that such renewals, extensions or refinancings (i) do not result in an increase in the outstanding principal balances thereof, (ii) are on terms which are not less favorable to the Loan Parties than those in effect prior to such renewal, extension or refinancing and (iii) are otherwise on terms reasonably acceptable to the Agent; (h) Guaranties permitted pursuant to Section 9.11; (i) Capital Leases of Fixed Assets; provided, that (x) Liens securing the same attach only to the Fixed Assets acquired with the proceeds of such Debt, (y) the acquisition of any Fixed Asset that is financed pursuant to a Capital Lease is otherwise permitted hereunder, and (z) the aggregate amount of Debt permitted by this clause (i) shall not exceed $3,000,000; (j) interest rate swap obligations (to the extent such obligations arise in connection with interest rate or similar agreements permitted pursuant to clause (i) of the definition of Restricted Investment); (k) the issuance of Disqualified Stock in connection with a Qualified Recapitalization; and (l) other unsecured Debt in an aggregate principal amount not exceeding $2,000,000 at any time outstanding.

Section 9.13.                             Prepayment.  Neither such Loan Party nor any of its Subsidiaries shall voluntarily prepay, redeem or acquire any Debt other than pursuant to a refinancing thereof, permitted under Section 9.12 of this Agreement, except the prepayment of the Obligations in accordance with the terms of this Agreement.  No Loan Party shall make any principal or interest payment on account of any Senior Secured Debt, or acquire any Senior Secured Debt, except for payments of scheduled interest on the dates set forth therefor in the Senior Secured Debt Documents.

Section 9.14.                             Transactions with Affiliates.  Except as set forth below, no Loan Party shall sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate.  Notwithstanding the foregoing, while no Default or Event of Default has occurred and is continuing a Loan Party may engage in transactions with Affiliates in the ordinary course of business, in amounts and upon terms fully disclosed to the Agent and the Lenders, and no less favorable to such Loan Party than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate, and may consummate the transactions contemplated by the Equity Restructuring Agreement (so long as no Default or Event of Default shall result therefrom).

Section 9.15.                             Investment Banking and Finder’s Fees.  Such Loan Party shall not pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement.  Each Loan Party shall defend and indemnify the Agent and the Lenders against and hold them harmless from all claims of any Person that the Agent or any Lender is obligated to pay for any such fees, and all costs and expenses (including without limitation, attorneys’ fees) incurred by the Agent and/or any Lender in connection therewith.

Section 9.16.                             Negative Pledge.  Such Loan Party shall not enter into an agreement with any Person other than the Agent and the Lenders pursuant to which such Loan Party is not permitted to grant a Lien to the Agent on all of its then owned and thereafter acquired assets.

Section 9.17.                             Business Conducted.  Such Loan Party shall not engage, directly or indirectly, in any line of business other than the businesses in which such Loan Party is engaged on the Closing Date and other businesses reasonably related thereto.

Section 9.18.                             Liens.  Such Loan Party shall not create, incur, assume or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens.

Section 9.19.                             Sale and Leaseback Transactions.  Such Loan Party shall not, directly or indirectly, enter into any arrangement with any Person providing for such Loan Party to lease or rent property that such Loan Party has sold or will sell or otherwise transfer to such Person other than any such transaction permitted by Section 9.8(e).

Section 9.20.                             New Subsidiaries; Activation Event.  (a)  The Loan Parties shall (i) inform the Agent within three (3) Business Days of the creation or acquisition of any direct or indirect Subsidiary (provided, that nothing in this Section 9.20 shall be deemed to permit any Loan Party to create or acquire any Subsidiary in contravention of Section 9.9), (ii) cause each direct or indirect Subsidiary not in existence on the date hereof (other than a Non-Restricted Subsidiary) to execute and deliver to the Agent an addendum, in the form of Exhibit E hereto (an “Addendum”), pursuant to which such Subsidiary shall become a Guarantor and pledge all of its assets as security for its Obligations hereunder and under the other Loan Documents, (iii) cause such Subsidiary to execute the Pledge Agreement, as a pledgor, and (iv) cause the direct parent of each such Subsidiary to pledge all of the Equity Interests of such Subsidiary pursuant to the Pledge Agreement.  In connection therewith, the Loan Parties or any applicable Subsidiary shall provide such resolutions, certificates and opinions of counsel as shall be reasonably requested by the Agent.

(b)                                 The Loan Parties shall (i) inform the Agent within three (3) Business Days of the occurrence of an Activation Event with respect to any Non-Restricted Subsidiary, (ii) cause such Subsidiary to execute and deliver to the Agent an Addendum, pursuant to which such Subsidiary shall become a Guarantor and pledge all of its assets as security for its Obligations hereunder and under the other Loan Documents, (iii) cause such Subsidiary to execute the Pledge Agreement, as a pledgor, and (iv) cause the direct parent of each such Subsidiary to pledge all of the Equity Interests of such Subsidiary pursuant to the Pledge Agreement.  In connection therewith, the Loan Parties or any applicable Subsidiary shall provide such resolutions, certificates and opinions of counsel as shall be reasonably requested by the Agent.

Section 9.21.                             Fiscal Year.  Such Loan Party shall not change its Fiscal Year.  All Loan Parties shall maintain the same Fiscal Year end (which shall be December 31 of each year), fiscal quarter end and fiscal month end.

Section 9.22.                             Capital Expenditures.  The aggregate amount of the Borrowers’ Committed Capital Expenditures at any time shall not exceed the greater of (x) $15,000,000 and (y) 35% of New World’s and its Subsidiaries’ EBITDA for the most recent Test Period.

Section 9.23.                             Operating Lease Obligations.  Such Loan Party shall not enter into, or suffer to exist, any lease of real or personal property as lessee or sublessee (other than a Capital Lease, but in any event including such Loan Party’s operating leases in existence on the Closing Date with respect to its office and manufacturing space and equipment), provided that such Loan Party may do so if, after giving effect thereto, the aggregate amount of Rentals (as hereinafter defined) payable by the Borrowers and their Subsidiaries in any Fiscal Year in respect of such lease and all other such leases would not exceed $40,000,000 (such amount being referred to herein as “Permitted Rentals”).  The term “Rentals” means all payments due from the lessee or sublessee under a lease, including, without limitation, basic rent, percentage rent, property taxes, utility or maintenance costs, and insurance premiums.

Section 9.24.                             Minimum EBITDA.  New World and its Subsidiaries will maintain EBITDA for each Test Period ended at the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2003 of not less than $33,000,000.

Section 9.25.                             Operating Cash Flow Coverage Ratio.  New World and its consolidated Subsidiaries will maintain an Operating Cash Flow Coverage Ratio (i) of not less than 1.0:1 for the Test Period ended at the end of the fiscal quarter immediately preceding any fiscal quarter in which Total Exposure is $10,000,000 or more at any time (such immediately preceding fiscal quarter being an “OCF Test Period”) and (ii) of not less than 1.1:1 for each Test Period ended at the end of each fiscal quarter thereafter; provided, however, if Total Exposure is $7,500,000 or less for any 60 consecutive calendar day period following an OCF Test Period, then the provisions of this Section 9.25 shall not apply as of the Test Period ended at the end of the fiscal quarter in which such 60 day period ends and thereafter (unless and until another OCF Test Period occurs, in which case the provisions set forth in Section 9.25 shall apply).

Section 9.26.                             Minimum Net Worth.  To the extent that the net worth of New World and its Subsidiaries is reduced in any Fiscal Year (or the period June 30, 2003 through December 31, 2003) from the amount of net worth from the prior Fiscal Year, the amount of any such reduction shall not exceed $5,000,000 (the following non-cash charges in net worth calculation shall be excluded: deemed dividends, non-cash interest, write-offs of goodwill, cumulative change in derivatives, extinguishments of Debt, impairments and reorganization provisions); provided, however, if the net worth of New World and its Subsidiaries declines during any Fiscal Year (or the period June 30, 2003 through December 31, 2003) (excluding write-offs of goodwill and debt origination costs), the write-off of net property, plant and equipment will not exceed $10,000,000 in such Fiscal Year.

Section 9.27.                             Use of Proceeds.  Such Loan Party shall not use any portion of the Loan proceeds, directly or indirectly, (a) to purchase or carry Margin Stock, (b) to repay or otherwise refinance indebtedness of a Loan Party or others incurred to purchase or carry Margin Stock, (c) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

Section 9.28.                             Amendments.  Such Loan Party shall not, directly or indirectly, amend, modify, supplement, terminate, waive compliance with, or assent to non-compliance with, any material term or provision of (a) such Loan Party’s certificate of incorporation or by-laws in a manner that materially affects the Loan Parties or the Lenders and (b) any of the Senior Secured Debt Documents, except (x) in connection with any transaction otherwise permitted by this Agreement or (y) for any such amendment, modification, supplement, waiver or assent to any term or provision of any Senior Secured Debt Document which would not have the effect of (i) increasing the principal amount or applicable interest rate (payable in cash or otherwise) or advancing the maturity date or any payment date of any Senior Secured Debt or changing any pay-in-kind interest provisions, (ii) changing any provisions therein relating to the subordination of the Senior Secured Debt, (iii) imposing any additional event of default, right of acceleration, obligation, restriction, covenant or condition upon any Loan Party, (iv) changing in a manner more adverse to any Loan Party than that existing on the Closing Date, or adding, any event of default, covenant, restriction or condition, (v) further restricting the ability of any Loan Party to amend, modify, supplement, waive compliance with or assent to noncompliance with any term, provision or condition of any Loan Document or (vi) otherwise materially adversely affecting the Loan Parties or the Lenders.

Section 9.29.                             Maintain Operating Accounts.  Such Loan Party shall maintain all of its operating accounts and cash management arrangements with the Agent or with other financial institutions approved by the Agent and on terms (which shall include obtaining lockbox and blocked account agreements) satisfactory to the Agent in its reasonable discretion.

Section 9.30.                             Further Assurances.  Such Loan Party shall execute and deliver, or cause to be executed and delivered, to the Agent and/or the Lenders such documents and agreements, and shall take or cause to be taken such actions, as the Agent or any Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

Section 9.31.                             Post-Closing.  Within 60 days of the Closing Date, the Loan Parties shall cause the filings in the United States Patent and Trademark Office listed on Schedule 9.31 to be terminated (and the Loan Parties hereby represent and warrant that there is no Debt or other obligation owing by any Loan Party to any of the Persons identified in such filings as “assignee” or “secured party”).

ARTICLE X

CONDITIONS OF LENDING

Section 10.1.                             Conditions Precedent to Making of Loans on the Closing Date. The obligation of the Lenders to make the initial Revolving Loans on the Closing Date, and the obligation of the Agent to cause to be issued or provide Credit Support for any Letter of Credit on the Closing Date and the obligation of the Lenders to participate in Letters of Credit issued on the Closing Date or in Credit Support for any such Letters of Credit, are subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent and each Lender:

(a)                                  This Agreement and the other Loan Documents have been executed by each party thereto and the Loan Parties shall have performed and complied with, in all respects, all covenants, agreements and conditions contained herein and in the other Loan Documents which are required to be performed or complied with by the Loan Parties before or on such Closing Date.

(b)                                 All representations and warranties made by the Loan Parties hereunder and in the other Transaction Documents shall be true and correct as of the Closing Date as if made on such date.

(c)                                  Upon making the Revolving Loans on the Closing Date (including such Revolving Loans made to finance all fees or otherwise, pursuant to Section 4.7, as reimbursement for fees, costs and expenses then payable under this Agreement and the other Loan Documents) and with all of its obligations current, after giving effect to the consummation of the transactions contemplated by the Transaction Documents on the Closing Date, the Borrowers would have not more than $4,000,000 in Revolving Loans outstanding.

(d)                                 Upon the issuance of the Letters of Credit or Credit Support on the Closing Date, the Borrowers would have not more than $2,500,000 in Letter of Credit Exposure.

(e)                                  No Default or Event of Default shall exist on the Closing Date, or would exist after giving effect to the Loans to be made on such date or the Letters of Credit or Credit Support to be issued on such date.

(f)                                    The Agent and the Lenders shall have received customary opinions of counsel for the Loan Parties and their Subsidiaries, each such opinion to be in a form, scope and substance reasonably satisfactory to the Agent, the Lenders and their respective counsel.

(g)                                 The Agent shall have received:

(i)                                     acknowledgment copies of proper UCC financing statements, duly filed on or prior to the Closing Date, under the UCC of all jurisdictions that the Agent may reasonably deem necessary or desirable in order to perfect the Agent’s Lien and evidence satisfactory to the Agent of compliance with the Federal Assignment of Claims Act, if applicable;

(ii)                                  UCC-3 Termination Statements and such other instruments, in form and substance satisfactory to the Agent, to evidence the repayment in full of, or the existence of arrangements satisfactory to the Agent for the repayment in full of, existing credit arrangements to the extent necessary to terminate all Liens on the Collateral and the termination of all commitments to lend thereunder to the Borrowers, and the termination of all security interests on the Collateral securing such indebtedness;

(iii)                               evidence of filing and recording of the Patent and Trademark Agreement; and

(iv)                              evidence that each other document required by law or requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent (for its own benefit and for the benefit of the Lenders) a first priority perfected Lien in the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested.

(h)                                 All Equity Interests of New World’s Subsidiaries shall be owned by New World or one or more of New World’s Subsidiaries, in each case free and clear of any Lien, charge or encumbrance (other than the Liens granted pursuant to the Senior Secured Debt Documents); the Agent, on behalf of itself and the Lenders, shall have a valid and perfected first priority lien and security interest in such Equity Interests and in the other Collateral.  All filings, recordations and searches necessary or desirable in connection with such Liens and security interests shall have been duly made; and all filings and recording fees and taxes in respect thereof shall have been duly paid.  Without limiting the generality of the foregoing, the Agent shall have received favorable title or search reports, prepared by one or more nationally recognized title insurance companies and covering such real properties of the Borrowers and their Subsidiaries as the Agent shall have requested, and with respect to such of the real properties of the Borrowers and their Subsidiaries, such other information as the Agent shall have requested and such consents and estoppel letters from lessors of leased property as the Agent shall have requested.

(i)                                    The Agent shall have received:  (i) a copy of the certificate or articles of incorporation or constitutive documents, in each case amended to date, of each of the Loan Parties, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization and dated as of a recent date; (ii) a certificate of the Secretary of each of the Loan Parties, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of such Loan Party’s by-laws as in effect on the date of such certificate and at all times since a date prior to the date of the resolution described in item (B) below, (B) that attached thereto is a true and complete copy of a resolution adopted by such Loan Party’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and that such resolution has not been modified, rescinded or amended and is in full force and effect, (C) that such Loan Party’s certificate or articles of incorporation or constitutive documents has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished hereinabove, and (D) as to the incumbency and specimen signature of each of such Loan Party’s officers executing this Agreement or any other Loan Document delivered in connection herewith or therewith, as applicable; (iii) a certificate of another of such Loan Party’s officers as to incumbency and signature of its Secretary; and (iv) such other corporate resolutions, certificates and other documents as the Agent or any Lender may request.

(j)                                     The Agent shall have received certificates of good standing, existence or its equivalent with respect to each Loan Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of organization and in each other jurisdiction in which qualification is necessary in order for such Loan Party to own or lease its property and conduct its business.

(k)                                  The Agent shall have received and been satisfied with the results of the accounting review and due diligence report prepared by Freed Maxick relating to the Borrowers.

(l)                                     The Borrowers shall have paid all fees and expenses of the Agent, and the Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby.

(m)                               The Agent shall be satisfied with the amount, type and terms and conditions of all insurance maintained by the Borrowers and their Subsidiaries, and the Agent shall have received endorsements naming the Agent, on behalf of itself and the other Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the Collateral.

(n)                                 The Agent shall be satisfied with the final terms and conditions of the Restructuring, including, without limitation, all legal and tax aspects thereof and all documentation with respect thereto shall be in form and substance reasonably satisfactory to the Agent.

(o)                                 The Agent shall have received evidence satisfactory to it that New World shall have received no less than $155,000,000 in cash as proceeds from the issuance by New World of secured subordinated promissory notes (the greater of such amount and the actual proceeds from such issuance, the “Senior Secured Debt”) pursuant to the Senior Secured Debt Documents, on terms and conditions satisfactory to the Agent, including, but not limited to, the subordination provisions and a maximum coupon rate, which on a pro forma basis as of the Closing Date, will result in the ratio of EBITDA of New World and its Subsidiaries for the twelve month period ending April 30, 2003 to the total cash interest expense of New World and its Subsidiaries for such period being at least 1.5:1.0.

(p)                                 The Agent shall have received evidence that New World and its Subsidiaries had, on a consolidated basis, EBITDA for the twelve consecutive calendar month period ended April 30, 2003 of not less than $37,500,000.

(q)                                 The Agent shall have completed and been satisfied with its assessment of the Loan Parties’ management team and with its site visits to the Loan Parties.

(r)                                    The Agent and its counsel shall have completed a due diligence investigation of each Loan Party and any of their Subsidiaries in scope, and with results, satisfactory to the Agent and shall have been given such access to the management, records, books of account, contracts and properties of the Loan Parties and their respective Subsidiaries and shall have received such financial, business and other information regarding the Loan Parties and their respective Subsidiaries as they shall have requested, including, without limitation, information as to contingent liabilities (including without limitation actuarial dates relating to tax matters, environmental matters (including Phase I environmental reports, if applicable), obligations under ERISA and welfare plans, collective bargaining agreements and other arrangements with employees).

(s)                                 All proceedings taken in connection with the execution of this Agreement and all other Transaction Documents and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Agent.

(t)                                   The Agent shall be reasonably satisfied with the corporate and legal structure and capitalization of the Borrowers and the other Loan Parties, including, without limitation, the charter and bylaws (or operating agreement, as the case may be) of the Borrowers and the other Loan Parties and each agreement and instrument relating thereto.

(u)                                There shall have occurred no Material Adverse Effect and all information provided by or on behalf of any Loan Party to the Agent or the Lenders shall be true and correct in all material aspects.  There shall have occurred no material adverse change in the capital markets (as determined by the Agent in its reasonable discretion).  There shall have occurred no material adverse change in the facts and information presented to the Agent or any Lender in connection with any Loan Party, any of the Collateral, any of the Transaction Documents or any of the transactions contemplated thereby or in the Agent’s or any Lender’s understanding of same.

(v)                                There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the Restructuring, any of the Loan Documents or other Transaction Documents or any of the transactions contemplated thereby in any material respect.

(w)                              All governmental, if any, and third party consents and approvals necessary in connection with the Loan Documents, the other Transaction Documents, the Restructuring and the other transactions contemplated by the Transaction Documents shall have been obtained and shall remain in effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no law or regulation shall be applicable in the reasonable judgment of the Agent that restrains, prevents or imposes materially adverse conditions upon the

Restructuring or any of the Transaction Documents or any of the transactions contemplated thereby.

(x)                                   The Agent shall have received and been reasonably satisfied with the audited financial statements of New World and its Subsidiaries for the Fiscal Year ended December 31, 2002, as well as the interim monthly financial statements for the Borrowers dated the end of the most recent month and year-to-date periods for which financial statements are available and forecasts prepared by management of the Borrowers, in form and substance reasonably satisfactory to the Agent, including balance sheets, income statements and cash flow statements on a monthly basis for the first twelve calendar months following the Closing Date and on an annual basis for each Fiscal Year thereafter.

(y)                                 The Borrowers shall have demonstrated to the Agent’s reasonable satisfaction (i) that the operations of the Borrowers and their respective Subsidiaries comply with applicable environmental, health and safety statutes and regulations; (ii) that such operations are not the subject of any federal, state or local investigation evaluating the need for remedial action, involving a material expenditure, to respond to a release or threatened release of any toxic or hazardous waste or substance in the environment; and (iii) that no Borrower has any contingent liability deemed material by the Agent in connection with any release or threatened release of any toxic or hazardous waste or substance into the environment.

(z)                                   The Agent shall be reasonably satisfied that the Borrowers will be able to meet their obligations under all employee and retiree welfare plans, that each Borrower’s employee benefit plans are, in all material respects, funded in accordance with the minimum statutory requirements, that no material “reportable event” (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such employee benefit plan and that no termination of, or withdrawal from, any such employee benefit plan has occurred or is contemplated that could reasonably be expected to result in a material liability.

(aa)                            The Agent shall have received blocked account agreements, each in form and substance satisfactory to the Agent, with respect to such bank accounts of the Loan Parties as requested by the Agent.

(bb)                          The Agent shall have received the Intercreditor Agreement, duly executed by the parties thereto, and the Agent shall be satisfied with the terms and conditions thereof, including, but not limited to, the subordination provisions contained therein, whereby the security interests securing the Senior Secured Debt will be subordinated in right of priority and payment, in all circumstances, to the Agent’s Liens.

(cc)                           The Borrowers shall have satisfied such other conditions precedent reasonably requested by the Agent.

The acceptance by the Borrowers of any Revolving Loans made on the Closing Date or the issuance of any Letters of Credit or Credit Support on the Closing Date shall be deemed to be a representation and warranty made by each Borrower to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit or Credit Support have been satisfied, with the same effect as delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer of such Borrower, dated as of the Closing Date, to such effect.

Execution and delivery to the Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 10.1 have been fulfilled to the satisfaction of such Lender or waived by such Lender and (ii) the decision of such Lender to execute and deliver to the Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on any Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 10.1.

Section 10.2.                             Conditions Precedent to Each Loan.  The obligation of the Lenders to make each Loan, including the initial Revolving Loans on the Closing Date, and the obligation of the Agent to cause to be issued or to provide Credit Support for any Letter of Credit, shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:

(a)                                  the following statements shall be true, and the acceptance by any Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i), (ii), (iii), (iv) and (v), with the same effect as the delivery to the Agent and the Lenders of a certificate signed on behalf of such Borrower by a Responsible Officer of such Borrower, dated the date of such extension of credit, stating that:

(i)                                     the representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date; and

(ii)                                  no Material Adverse Effect has occurred since December 31, 2002; and

(iii)                              no event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

(iv)                             the aggregate Dollar amount that the Loan Parties are obligated to pay or have the right to receive under the Excluded Agreements does not exceed $1,000,000 on and as of the date of such extension of credit; and

(v)                                the aggregate Dollar amounts of the book value of the Coca-Cola Equipment does not exceed $200,000 on and as of the date of such extension of credit; and

(b)                                the amount of the Availability shall be sufficient to make such Revolving Loan or permit the issuance of such Letter of Credit or Credit Support without exceeding the Availability; provided, however, that the foregoing conditions precedent are not conditions to each Lender participating in or reimbursing ASB or the Agent for such Lenders’ Pro Rata Share of any ASB Loan or Agent Advance as provided in Sections 2.2(h), (i) and (j) or participating in any Letter of Credit or Credit Support as provided in Section 2.4(f).

ARTICLE XI

DEFAULT; REMEDIES

Section 11.1.                             Events of Default.  It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a)                                  any failure to pay the principal of or interest or premium on any of the Obligations when due or any fees when due, whether upon demand or otherwise;

(b)                                 any representation or warranty made or deemed made by any Loan Party in this Agreement or by any Loan Party in any of the other Loan Documents, any Financial Statement, or any certificate furnished by any Loan Party at any time to the Agent or any Lender shall prove to be untrue in any material respect as of the date on which made, or deemed made, or furnished;

(c)                                  (i) any default shall occur in the observance or performance of any of the covenants and agreements contained in this Agreement any other Loan Document, or any other agreement entered into at any time to which any Borrower or any other Loan Party and the Agent or any Lender are party and such default shall continue for a period of 20 days after the earlier of knowledge thereof by a Loan Party or notice thereof having been given to any Loan Party by the Agent for all such covenants and agreements other than those contained in Article VII and Article IX (excluding Sections 9.1, 9.4 and the first sentence of Section 9.6(b), in which case such 20-day cure period shall apply) for which no grace period shall apply, or (ii) if any such agreement or document shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Agent and the Majority Lenders) or become void or unenforceable, without the written consent of the Agent and the Majority Lenders;

(d)                                 default shall occur with respect to any Debt (other than the Obligations) in an outstanding principal amount which exceeds $1,000,000 or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by any Loan Party, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or any such Debt shall not be paid upon the scheduled maturity thereof;

(e)                                  any Loan Party shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state, federal or foreign, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

(f)                                    an involuntary petition or proposal shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of any Loan Party or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state, federal or foreign, now or hereafter existing and either (i) such petition, proposal, action or proceeding shall not have been dismissed within a period of sixty (60) days after its commencement or (ii) an order for relief against such Loan Party shall have been entered in such proceeding;

(g)                                 a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for any Loan Party or for all or any part of its property shall be appointed and shall continue undischarged for sixty (60) days or more; or a warrant of attachment, execution or similar process shall be issued against all or any part of the property of any Loan Party;

(h)                                 any Loan Party shall file a certificate of dissolution under applicable state or foreign law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof;

(i)                                     all or any material part of the property of any Loan Party shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of any Loan Party shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

(j)                                    any guaranty of the Obligations shall be terminated, revoked or declared void or invalid;

(k)                                 one or more judgments or orders for the payment of money aggregating in excess of $1,000,000, shall be rendered against any Loan Party (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage), and the same shall remain unsatisfied, unvacated or unstayed pending appeal for a period of sixty (60) days after the entry thereof;

(l)                                    any loss, theft, damage or destruction of any item or items of Collateral or other property of any Loan Party occurs which (i) could reasonably be expected to cause a Material Adverse Effect or (ii) is material in amount and is not adequately covered by insurance;

(m)                               there occurs a Material Adverse Effect;

(n)                                 there is filed against any Loan Party any civil or criminal action, suit or proceeding under any federal, state or foreign racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within sixty (60) days, and (2) could result in the confiscation or forfeiture of any material portion of the Collateral;

(o)                                 for any reason other than the failure of the Agent to take any action available to it to maintain perfection of the Agent’s Liens, pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, valid, perfected and prior to all other Liens (other than Permitted Liens) or is terminated, revoked or declared void;

(p)                                 (i) an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multi-employer Plan or the PBGC (other than premiums due and not delinquent under Section 4007 of ERISA) in an aggregate amount in excess of $250,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $250,000; or (iii) any Loan Party or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of $250,000;

(q)                                there occurs a Change of Control; or

(r)                                   the subordination provisions of the Intercreditor Agreement or of any Senior Secured Debt shall for any reason be revoked or invalidated or the validity or enforceability thereof be contested in a court of law by appropriate proceedings or an event of default occurs under any agreement or instrument evidencing any Senior Secured Debt.

Section 11.2.                            Remedies.  (a)  If an Event of Default exists, the Agent may, in its discretion, and shall, at the direction of the Majority Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on any Loan Party:  (i) reduce the Maximum Revolver Amount; (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to arrange for or provide Letters of Credit or Credit Support.  If an Event of Default exists, the Agent shall, at the direction of the Majority Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on any Loan Party:  (x) terminate the Revolving Commitments and this Agreement; (y) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Section 11.1(e), 11.1(f), 11.1(g) or 11.1(h), the Revolving Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; and (z) pursue its other rights and remedies under the Loan Documents and applicable law.

(b)                                 If an Event of Default exists:  (i) the Agent shall have for the benefit of the Agent and the Lenders, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under the UCC; (ii) the Agent may, at any time, take possession of the Collateral and keep it on any Loan Party’s premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or the Loan Parties shall, upon the Agent’s demand, at the Loan Parties’ cost, assemble the Collateral and make it available to the Agent at a place reasonably convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale.  Without in any way requiring notice to be given in the following manner, each Loan Party agrees that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Loan Party if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) days prior to such action to such Loan Party’s address specified in or pursuant to Section 15.8.  If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to the Loan Parties.  In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Loan Party irrevocably waives:  (x) the posting of any bond, surety or security with respect thereto which might otherwise be required; (y) any demand for possession prior to the commencement of any suit or action to recover any or all of the Collateral; and (z) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment.  Each Loan Party agrees that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person.  Upon and during the continuance of an Event of Default, the Agent shall be granted a license or other right to use during an Event of Default, without charge, each Loan Party’s labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property owned by such Loan Party, in completing production of, advertising or selling any Collateral, and each Loan Party’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit for such purpose.  The proceeds of sale shall be applied as set forth in Section 4.8.  Subject to the terms and provisions of the Intercreditor Agreement, the Agent will return any excess to the applicable Loan Parties and the Loan Parties shall remain liable, jointly and severally, for any deficiency.

(c)                                  If an Event of Default occurs, each Loan Party hereby waives except as provided herein and except as prohibited by law, all rights to notice and hearing prior to the exercise by the Agent of the Agent’s rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

ARTICLE XII

TERM AND TERMINATION

Section 12.1.                             Term and Termination.  The term of this Agreement shall end on the Stated Termination Date or earlier as herein provided and all Obligations owing with respect to the revolving line of credit shall be due and payable, and all outstanding Letters of Credit shall be cancelled, on the Stated Termination Date or such earlier date.  The Agent, upon direction from the Majority Lenders, may terminate this Agreement without notice upon the occurrence of an Event of Default.  Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including, without limitation, all unpaid principal, accrued interest and any early termination or prepayment fees or penalties) shall become due and payable and the Borrowers shall immediately arrange for the cancellation of all Letters of Credit then outstanding.  Notwithstanding the termination of this Agreement, until all Obligations are indefeasibly paid and performed in full in cash, the Loan Parties shall remain bound by the terms of this Agreement and shall not be relieved of any of the Obligations hereunder, and the Agent and the Lenders shall retain all their rights and remedies hereunder (including, without limitation, the Agent’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral).

ARTICLE XIII

AMENDMENTS; WAIVER; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

Section 13.1.                             No Waivers; Cumulative Remedies.  No failure by the Agent or any Lender to exercise any right, remedy or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among any Loan Party and the Agent and/or any Lender, or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by the Agent or the Lenders on any occasion shall affect or diminish the Agent’s and each Lender’s rights thereafter to require strict performance by the Loan Parties of any provision of this Agreement.  The Agent’s and each Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Agent or any Lender may have.

Section 13.2.                             Amendments and Waivers.  No amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by a Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the written request of the Majority Lenders) and the Loan Parties and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment or consent shall, unless in writing and signed by all the Lenders and the Loan Parties and acknowledged by the Agent, do any of the following:

(a)                                  increase or extend the Revolving Commitment of any Lender or add an additional loan facility under this Agreement or add an additional Borrower hereunder;

(b)                                 postpone or delay any date fixed by this Agreement for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c)                                  reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

(d)                                 change the percentage of the Revolving Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

(e)                                  amend this Section or any provision of this Agreement providing for consent or other action by all Lenders;

(f)                                    release Collateral other than as permitted by Section 14.11 or release any Guaranty of the Obligations; or

(g)                                 change the definition of “Majority Lenders”

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

Section 13.3.                             Assignments; Participations.  (a)  Any Lender may, with the written consent of the Agent, assign and delegate to one or more Eligible Assignees (each an “Assignee”) all, or any ratable part of all, of the Loans, the Revolving Commitment and the other rights and obligations of such Lender hereunder, in a minimum amount of $1,000,000 or such lesser amount if (i) such assignment and delegation is of all of the Loans, the Revolving Commitment and other rights and obligations of such Lender hereunder or (ii) such assignment is to another Lender; provided, that the Borrowers and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (x) written notice of such assignment, together with payment instructions and addresses of such Assignee, such forms as may be required from the Assignee by Section 5.1(f) and related information with respect to the Assignee, shall have been given to the Borrowers and the Agent by such Lender and the Assignee (as applicable); (y) such Lender and its Assignee shall have delivered to the Borrowers and the Agent an Assignment and Acceptance in the form of Exhibit C (“Assignment and Acceptance”), which shall contain, among other things, a provision giving ASB the right to repurchase at anytime all of the Loans, the Revolving Commitment and other rights and obligations of the Assignee at par plus accrued interest and fees and (z) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $5,000.

(b)                                 From and after the date that the Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit and Credit Support, have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any other Loan Party or the performance or observance by the Borrowers or any other Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)                                Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolving Commitments arising therefrom.  The Revolving Commitment allocated to each Assignee shall reduce such Revolving Commitments of the assigning Lender pro tanto.

(e)                                  Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of the Borrowers (a “Participant”) participating interests in any Loans, the Revolving Commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Loan Parties and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document (except for any such amendment, consent or waiver that reduces or postpones any amounts payable in which such Participant is participating or releases all or substantially all of the Collateral), and all amounts payable by the Borrowers hereunder (including, without limitation, amounts payable under Section 5.1 and Section 5.3) shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(f)                                    Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(g)                                 The Agent shall maintain a register (the “Register”) showing each Lender of a Loan hereunder.

ARTICLE XIV

THE AGENT

Section 14.1.                             Appointment and Authorization.  Each Lender hereby designates and appoints AmSouth Bank as Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  The Agent agrees to act as such on the express conditions contained in this Article XIV.  The provisions of this Article XIV are solely for the benefit of the Agent and the Lenders, and the Borrowers shall have no rights as a third party beneficiary of any of the provisions contained herein.

Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including, without limitation, (a) the making of Agent Advances pursuant to Section 2.2(i), and (b) the exercise of remedies pursuant to Section 11.2, and any action so taken or not taken shall be deemed consented to by the Lenders.

Section 14.2.                             Delegation of Duties.  The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

Section 14.3.                             Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of the Borrowers, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any of the Borrowers or any of the Borrower’s Subsidiaries or Affiliates.

Section 14.4.                             Reliance by Agent.  (a)  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Section 10.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

Section 14.5.                             Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Agent will notify the Lenders of its receipt of any such notice.  The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with Article XI; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

Section 14.6.                             Credit Decision.  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of a Borrower, its Subsidiaries or any other Loan Party, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers, their respective Subsidiaries and all other Loan Parties, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrowers or any other Loan Party which may come into the possession of any of the Agent-Related Persons.

Section 14.7.                             Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers or any other Loan Party and without limiting the obligation of the Borrowers and other Loan Parties to do so), pro rata (giving effect to all Loans), from and against any and all Indemnified Liabilities as such term is defined in Section 15.11; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers or any other Loan Party.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

Section 14.8.                             Each Agent in Its Individual Capacity.  ASB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each Borrower and its Subsidiaries and Affiliates as though ASB were not the Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, ASB or its Affiliates may receive information regarding a Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Borrower or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them.  With respect to its Loans, ASB shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” include ASB in its individual capacity.

Section 14.9.                             Successor Agent.  The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Borrowers.  If the Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

Section 14.10.                       Administrative Agent.  AmSouth Capital Corp. as the Administrative Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement.  Without limiting the foregoing, AmSouth Capital Corp. as the Administrative Agent shall not have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on AmSouth Capital Corp. in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 14.11.                       Collateral Matters.  (a)  The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release, any Agent’s Lien upon any Collateral (i) upon the termination of the Revolving Commitments and payment and satisfaction in full by the Borrowers of all Loans and reimbursement obligations in respect of Letters of Credit and Credit Support, and the termination of all outstanding Letters of Credit (whether or not any of other Obligations are due) and all other Obligations (ii) constituting property being sold or disposed of if the Borrowers certify to the Agent that the sale or disposition is made in compliance with Section 9.8 (and the Agent may rely conclusively on any such certificate, without further inquiry); (ii) constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement.  Except as provided above, the Agent will not release any of the Agent’s Liens without the prior written authorization of the Lenders; provided that the Agent may, in its discretion, release the Agent’s Liens on Collateral valued in the aggregate not in excess of $500,000 without the prior written authorization of the Lenders.  Upon request by the Agent or a Borrower at any time, the Lenders will confirm in writing the Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral pursuant to this Section 14.11.

(b)                                 Upon receipt by the Agent of any authorization required pursuant to Section 14.12(a) from the Lenders of the Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral, and upon at least five (5) Business Days’ prior written request by a Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent’s Liens upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c)                                  The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by a Borrower or other applicable Loan Party or is cared for, protected or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

Section 14.12.                       Restrictions on Actions by Lenders; Sharing of Payments.  (a)  Each of the Lenders agrees that it shall not, without the express consent of all Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of all Lenders, set off against the Obligations, any amounts owing by such Lender to any of the Loan Parties or any accounts of any of the Loan Parties now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action to enforce its rights under this Agreement or against any of the Loan Parties, including, without limitation, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)                                 If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of a Loan Party to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s ratable portion of all such distributions by the Agent, such Lender shall promptly (x) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (y) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 14.13.                       Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession.  Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the

Agent thereof and, promptly upon the Agent’s request therefor, shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.

Section 14.14.                       Payments by Agent to Lenders.  All payments to be made by the Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to:

if to the Agent:

AmSouth Bank

Clearing Account No. 00110245 - 0400100

Routing No. 062000019

Attn:  Becky Dempsey

Reference:  New World Restaurant

or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent.  Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the Revolving Loans or otherwise.

Section 14.15.                       Concerning the Collateral and the Related Loan Documents.  Each Lender authorizes and directs the Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the ratable benefit of the Agent and the Lenders.  Each Lender agrees that any action taken by the Agent or Majority Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral, and the exercise by the Agent or the Majority Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

Section 14.16.                       Field Audit and Examination Reports; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(a)                                  is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by the Agent;

(b)                                 expressly agrees and acknowledges that neither ASB nor the Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any audit or examination will inspect only specific information regarding the Borrowers and other Loan Parties and will rely significantly upon each Loan Party’s books and records, as well as on representations of each Loan Party’s personnel;

(d)                                 agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants or use any Report in any other manner; and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any of the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of any of the Borrowers; and (ii) to pay and protect, and indemnify, defend and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including, without limitation, Attorney Costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 14.17.                       Relation Among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

ARTICLE XV

MISCELLANEOUS

Section 15.1.                             Recourse to Collateral.  The enumeration herein of the Agent’s and each Lender’s rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that the Agent and the Lenders may have under the UCC or other applicable law.  The Agent and the Lenders shall have the right, in their sole discretion, to determine which rights and remedies are to be exercised and in which order.  The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative.  The Agent and the Lenders may, without limitation, proceed directly against any Borrower or any other Loan Party to collect the Obligations without any prior recourse to the Collateral.  No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 15.2.                             Severability.  The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement, any other Loan Document or any instrument or agreement required hereunder.

Section 15.3.                             Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.  (a)  THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS, PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH LOAN PARTY, THE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  NOTWITHSTANDING THE FOREGOING:  (i) THE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (ii) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c)                                  EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH LOAN PARTY AT ITS ADDRESS SET FORTH IN SECTION 15.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

Section 15.4.                             WAIVER OF JURY TRIAL.  EACH LOAN PARTY, EACH LENDER AND THE AGENT WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER

LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH LOAN PARTY, EACH LENDER AND THE AGENT AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 15.5.                            Survival of Representations and Warranties.  All of each Loan Party’s representations and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents.

Section 15.6.                             Other Security and Guaranties.  The Agent may, without notice or demand and without affecting the Loan Parties’ obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

Section 15.7.                             Fees and Expenses.  Each Borrower agrees, jointly and severally, to pay to the Agent, for its benefit, on demand, all reasonable out of pocket costs and expenses that the Agent pays or incurs in connection with the negotiation, preparation, consummation, administration, syndication, enforcement, and termination of this Agreement or any of the other Loan Documents, including, without limitation:  (a) Attorney Costs with respect thereto; (b) reasonable out of pocket costs and expenses (including reasonable attorneys’ and paralegals’ fees and disbursements, which shall include the allocated cost of the Agent’s in-house counsel fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches, title insurance and other due diligence; (d) taxes, fees and other charges for recording Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including reasonable costs and expenses paid or incurred by the Agent in connection with the consummation of this Agreement); (e) to the extent herein provided, sums paid or incurred to pay any amount or take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; (f) costs of appraisals, inspections, and verifications of the Collateral, including, without limitation, travel, lodging, and meals for inspections of the Collateral and any Loan Party’s operations by the Agent plus the Agent’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $800 per day (or portion thereof) for each agent or employee of the Agent with respect to each field examination or audit); of Collateral by the Agent shall be limited to two times each fiscal year (or as often as the Agent may request upon the occurrence and continuance of an Event of Default ; (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes; (h) costs and expenses of preserving and protecting the Collateral; and (i) costs and expenses (including attorneys’ and paralegals’ fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including without limitation, preparations for and consultations concerning any such matters).  Each Borrower further agrees, jointly and severally, to pay each Lender on demand all costs and expenses that such Lender pays or incurs in connection with the enforcement or protection of such Lender’s rights under this Agreement or the other Loan Documents.  The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers.  All of the foregoing costs and expenses may, at the option of the Agent in its sole discretion, be charged to any one or more Loan Accounts of the Borrowers as Revolving Loans as described in Section 4.7.

Section 15.8.                             Notices.  Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Agent:

AmSouth Bank

c/o AmSouth Capital Corp.

350 Park Avenue, 20th Floor

New York, New York  10022

Attention: Kevin Rogers

Telecopy No.:  (212) 935-7458

with copies to:

Kaye Scholer LLP

425 Park Avenue

New York, New York  10022

Attention:  Albert Fenster, Esq.

Telecopy No.:  (212) 836-8689

If to ASB:

AmSouth Bank

c/o AmSouth Capital Corp.

350 Park Avenue, 20th Floor

New York, New York  10022

Attention: Kevin Rogers

Telecopy No.:  (212) 935-7458

with copies to:

Kaye Scholer LLP

425 Park Avenue

New York, New York  10022

Attention:  Albert Fenster, Esq.

Telecopy No.:  (212) 836-8689

If to any other Lender:  at such address for such Lender as set forth on the applicable Assignment and Acceptance pursuant to which such Assignee became a Lender.

If to any Loan Party:

c/o New World Restaurant Group, Inc.

1687 Cole Boulevard

Golden, Colorado  80401-3316

Attention:  Anthony Wedo

Telecopy No.:  (303) 568-8199

with copies to:

Proskauer Rose LLP

1585 Broadway

New York, New York  10036

Attention:  Julie Allen, Esq.

Telecopy No.:  (212) 969-2900

or to such other address as each party may designate for itself by like notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

Section 15.9.                             Waiver of Notices.  Unless otherwise expressly provided herein, each Loan Party waives presentment, protest and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the Obligations and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled.  No notice to or demand on any Loan Party which the Agent or any Lender may elect to give shall entitle any Loan Party to any or further notice or demand in the same, similar or other circumstances.

Section 15.10.                       Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors and assigns of the parties hereto; provided, however, that no interest herein may be assigned by any Loan Party without prior written consent of the Agent and each Lender.  The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

Section 15.11.                       Indemnity of the Agent and the Lenders by the Loan Parties.  Each Loan Party agrees, jointly and severally, to defend indemnify and hold the Agent-Related Persons, each Lender and its Affiliates and each of the foregoing Persons’ respective officers, directors, employees, Affiliates’ counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement, any other Transaction Document, any document contemplated by or referred to herein or therein, any of the transactions contemplated hereby or thereby, the Restructuring or any similar transaction or any acquisition or proposed acquisition or similar business combination by a Loan Party or any action taken or omitted by any Loan Party under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement, any other Transaction Document, the Loans, the use of the proceeds thereof or the actual or alleged presence of Contaminants on any Real Estate, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Loan Parties shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent such Indemnified Liabilities result from the gross negligence or willful misconduct of any Indemnified Person.  The agreements in this Section shall survive payment of all other Obligations. The Loan Parties further agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Loan Parties or any of their

Subsidiaries or to their respective security holders or creditors arising out of, related to or in connection with the Restructuring, except for direct, as opposed to consequential, damages determined in a final nonappealable judgement by a court of competent jurisdiction to have resulted from such Indemnified Person’s bad faith, gross negligence or willful misconduct.

Section 15.12.                       Limitation of Liability.  No claim may be made by any Loan Party, any Lender or other Person against the Agent, any Lender, or the affiliates, directors, officers, employees, or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document, or any act, omission or event occurring in connection therewith, and each Loan Party and each Lender hereby waive, release and agree not to sue upon any claim for such damages, whether or not accrued and whether or not know or suspected to exist in its favor, and agree that the only liability therefor against the Agent, any Lender or the affiliates, directors, officers, employees or agents of any of them shall be for direct damages determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Person’s bad faith, gross negligence or willful misconduct.

Section 15.13.                       Final Agreement.  This Agreement, the Fee Letter and the other Loan Documents are intended by each Loan Party, the Agent and the Lenders to be the final, complete, and exclusive expression of the agreement between them.  This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof.  No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Loan Parties and a duly authorized officer of each of the Agent and the requisite Lenders.

Section 15.14.                       Counterparts.  This Agreement may be executed in any number of counterparts, and by the Agent, the Administrative Agent, each Lender and each Loan Party in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

Section 15.15.                       Captions.  The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

Section 15.16.                       Right of Setoff.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by the Loan Parties to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of any Loan Party against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to notify the Borrowers and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN UNANIMOUS CONSENT OF THE LENDERS.

Section 15.17.                       Joint and Several Liability.  The Borrowers shall be liable for all amounts due to the Agent and/or any Lender under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which the Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records.  Each Borrower’s Obligations with respect to Loans made to it, and each Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder, with respect to Loans made to the other Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each Borrower.

A Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of any of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of any of the other Borrowers, (ii) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by any of the other Borrowers and delivered to the Agent and/or any Lender, (iv) the failure by the Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any of the other Borrowers, (v) the Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any of the other Borrowers, as debtors-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any of the other Borrowers under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any of the other Borrowers.  With respect to a Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to the other Borrowers hereunder, each Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Agent and/or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Agent and/or any Lender.

Upon any Event of Default, the Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any of the other Borrowers or any other Person, or against any security or collateral for the Obligations.  Each Borrower consents and agrees that the Agent shall not be under any obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

Section 15.18.                       Effectiveness; Ratification and Confirmation.  This Agreement shall become effective on the date on which (i) each of the Lenders, the Agent, the Administrative Agent, the Borrowers and the other Loan Parties shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Agent and (ii) the conditions contained in Article X are satisfied or waived.  Each of the Loan Parties hereby (i) ratifies and confirms its grant of security interests and liens in the Collateral in which it has rights and confirms and agrees that such Collateral secures any and all of the Obligations, including, without limitation, the Revolving Loans and (ii) ratifies and confirms its guarantee pursuant to this Agreement of any and all of the Obligations, including, without limitation, the Revolving Loans.

Section 15.19.                       Covenant Calculation.  The parties hereto hereby agree that the financial covenants under each of Sections 9.24, 9.25 and 9.26 and shall be calculated in a manner consistent with the calculation thereof on the Financial Covenant Calculation Worksheet attached hereto as Exhibit D.

ARTICLE XVI

GUARANTEES

Each Guarantor party hereto unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor party hereto, the due and punctual payment of the principal of and interest on the Revolving Loans and of all other Obligations, when and as due, whether at maturity, by acceleration, by notice or prepayment or otherwise.  Each Guarantor party hereto further agrees that the Obligations may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligations.

The Obligations of each Guarantor hereunder will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such Guarantor hereunder or pursuant to its contribution Obligations hereunder, will result in the Obligations of such Guarantor hereunder not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.  The net worth of any Guarantor for the purposes of this Article XVI shall include any claim of such Guarantor against the Borrowers for reimbursement and any claim against any other Guarantor for contribution.

To the fullest extent permitted by law, each Guarantor party hereto waives presentment to, demand of payment from and protest to the Borrowers or any other Person of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.  To the fullest extent permitted by law, the obligations of a Guarantor party hereto hereunder shall not be affected by (a) the failure of the Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any other Guarantor under the provisions of this Agreement or any of the other Loan Documents or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents, any guarantee or any other agreement; (c) the release of any security held by the Agent or any Lender for the Obligations or any of them; or (d) the failure of the Agent or any Lender to exercise any right or remedy against any other Guarantor of the Obligations.

Each Guarantor party hereto further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Agent or any Lender to any security (if any) held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Agent or any Lender in favor of any Borrower or any other Person.

To the fullest extent permitted by law, the obligations of each Guarantor party hereto hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise.  Without limiting the generality of the foregoing, to the fullest extent permitted by law, the obligations of each Guarantor party hereto hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document, any guarantee or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor party hereto further agrees that its guarantee shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Obligations and the termination of the Revolving Commitments and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or of interest on any Obligation or of any other Obligation is rescinded or must otherwise be returned by the Agent or any Lender upon the bankruptcy or reorganization of any Borrower, Guarantor or otherwise.

Each Guarantor party hereto hereby waives and releases all rights of subrogation against each Loan Party and its property and all rights of indemnification, contribution and reimbursement from each Loan Party and its property, in each case in connection with this guarantee and any payments made hereunder, and regardless of whether such rights arise by operation of law, pursuant to contract or otherwise.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment.  The payment obligations of any Guarantor under this paragraph shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full and all Revolving Commitments have been terminated, and none of the Guarantors shall exercise any right or remedy under this paragraph against any other Guarantor until the Obligations have been paid in full and all Revolving Commitments have been terminated.  For purposes of this paragraph, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Obligations; (b) “Pro Rata Share” shall mean, for any Guarantor in respect of any payment of Obligations by such Guarantor, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors; provided, however, that, for purpose of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

(Signature pages to follow)

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

“BORROWERS” AND “GUARANTORS”

NEW WORLD RESTAURANT GROUP, INC.

By:	/s/ ANTHONY D. WEDO
Name: Anthony D. Wedo
Title: CEO

MANHATTAN BAGEL COMPANY, INC.

By:	/s/ ANTHONY D. WEDO
Name: Anthony D. Wedo
Title: CEO

CHESAPEAKE BAGEL FRANCHISE CORP.

By:	/s/ ANTHONY D. WEDO
Name: Anthony D. Wedo
Title: CEO

WILLOUGHBY’S INCORPORATED

By:	/s/ ANTHONY D. WEDO
Name: Anthony D. Wedo
Title: CEO

EINSTEIN AND NOAH CORP.

By:	/s/ ANTHONY D. WEDO
Name: Anthony D. Wedo
Title: CEO

EINSTEIN/NOAH BAGEL PARTNERS, INC.

By:	/s/ ANTHONY D. WEDO
Name: Anthony D. Wedo
Title: CEO

I. & J. BAGEL, INC.

	By:	/s/ ANTHONY D. WEDO
Name: Anthony D. Wedo
Title: CEO

“AGENT”

AMSOUTH BANK, as Agent

	By:	/s/ KEVIN R. ROGERS
Name: Kevin R. Rogers
Title: Attorney-in-fact

“ADMINISTRATIVE AGENT”

AMSOUTH CAPITAL CORP., as the Administrative Agent

	By:	/s/ MARK McNALLY
Name: Mark McNally
Title: Assistant Vice President

“LENDERS”

Revolving Commitment: $15,000,000	AMSOUTH BANK, as a Lender

	By:	/s/ MARK McNALLY
Name: Mark McNally
Title: Attorney-in-fact